Exhibit 10.3

Form No. DMB 234 (Rev. 1/96)

AUTHORITY: Act 431 of 1984

COMPLETION: Required

PENALTY: Contract will not be executed unless form is filed

STATE OF MICHIGAN

DEPARTMENT OF MANAGEMENT AND BUDGET

OFFICE OF PURCHASING

P.O. BOX 30026, LANSING, MI 48909

OR

530 W. ALLEGAN, LANSING, MI 48933

CONTRACT NO.

between

THE STATE OF MICHIGAN

and

NAME & ADDRESS OF VENDOR	TELEPHONE

VENDOR NUMBER/MAIL CODE

BUYER (517) 335-0230
Irene Pena

Contract Administrator: Cheryl Bupp
Comprehensive Health Care Program (CHCP) Services for Medicaid Beneficiaries in Selected Michigan Counties — Department of Community Health

CONTRACT PERIOD:	From: October 1, 2000	To: October 1, 2004*

TERMS	NA	SHIPMENT	NA

F.O.B.	NA	SHIPPED FROM	NA

MINIMUM DELIVERY REQUIREMENTS

* Plus three (3) each possible one-year extensions

MISCELLANEOUS INFORMATION:

The terms and conditions of this Contract are those of ITB #071I0000251, this Contract Agreement and the vendor’s quote dated 5-1-00, and subsequent Best And Final Offer. In the event of any conflicts between the specifications, terms and conditions indicated by the State and those indicated by the vendor, those of the State take precedence.

Estimated Contract Value: The exact dollar value of this contract is unknown; the Contractor will be paid based on actual beneficiary enrollment at the rates (prices) specified in Attachment A to the Contract

THIS IS NOT AN ORDER: This Contract Agreement is awarded on the basis of our inquiry bearing the ITB No.071I0000251. A Purchase Order Form will be issued only as the requirements of the State Departments are submitted to the Office of Purchasing. Orders for delivery may be issued directly by the State Departments through the issuance of a Purchase Order Form.

All terms and conditions of the invitation to bid are made a part hereof.

FOR THE VENDOR:	FOR THE STATE:

Firm Name	Signature

Authorized Agent Signature	Name

State Purchasing Director

Authorized Agent (Print or Type)	Title

Date	Date

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TABLE OF CONTENTS

SECTION I

CONTRACTUAL SERVICES TERMS AND CONDITIONS

I-A	PURPOSE	1
I-B	ISSUING OFFICE	1
I-C	CONTRACT ADMINISTRATOR	1
I-D	TERM OF CONTRACT	2
I-E	PRICE	2
I-F	COST LIABILITY	2
I-G	CONTRACTOR RESPONSIBILITIES	2
I-H	NEWS RELEASES	3
I-I	DISCLOSURE	3
I-J	CONTRACT INVOICING AND PAYMENT	3
I-K	ACCOUNTING RECORDS	4
I-L	INDEMNIFICATION	4
1.	General Indemnification	4
2.	Patent/Copyright Infringement Indemnification	5
3.	Indemnification Obligation Not Limited	5
4.	Continuation of Indemnification Obligation	5
5.	Exclusion	5
I-M	CONTRACTOR’S LIABILITY INSURANCE	5
I-N	LITIGATION	7
I-O	CANCELLATION	7
I-P	ASSIGNMENT	8
I-Q	DELEGATION	8
I-R	CONFIDENTIALITY	8
I-S	NON-DISCRIMINATION CLAUSE	8
I-T	MODIFICATION OF CONTRACT	9
I-U	ACCEPTANCE OF PROPOSAL CONTENT	9
I-V	RIGHT TO NEGOTIATE EXPANSION	9
I-W	MODIFICATIONS, CONSENTS AND APPROVALS	9
I-X	ENTIRE AGREEMENT AND ORDER OF PRECEDENCE	10
I-Y	NO WAIVER OF DEFAULT	10
I-Z	SEVERABILITY	10
I-AA	DISCLAIMER	10
I-BB	RELATIONSHIP OF THE PARTIES (INDEPENDENT CONTRACTOR)	10
I-CC	NOTICES	10
I-DD	UNFAIR LABOR PRACTICES	11
I-EE	SURVIVOR	11
I-FF	GOVERNING LAW	11

i

CONTRACT #071B [GRAPHIC]

SECTION II

WORK STATEMENT

II-A	BACKGROUND/PROBLEM STATEMENT	12
1.	Value Purchasing	12
2.	Managed Care Direction	12
II-B	OBJECTIVES	13
1.	Objectives	13
2.	Objectives for Special Needs	13
3.	Objectives for Contractor Accountability	13
II-C	SPECIFICATIONS	14
II-D	TARGETED GEOGRAPHICAL AREA FOR IMPLEMENTATION OF THE CHCP	14
1.	Regions	14
2.	Multiple Region Service Areas	15
3.	Alternative Regions	15
II-E	MEDICAID ELIGIBILITY AND CHCP ENROLLMENT	16
1.	Medicaid Eligible Groups Who Must Enroll in the CHCP:	16
2.	Medicaid Eligible Groups Who May Voluntarily Enroll in the CHCP:	16
3.	Medicaid Eligible Groups Excluded From Enrollment in the CHCP:	16
II-F	ELIGIBILITY DETERMINATION	16
II-G	ENROLLMENT IN THE CHCP	17
1.	Enrollment Services	17
2.	Initial Enrollment	17
3.	Enrollment Lock-in	17
4.	Rural Area Exception	18
5.	Enrollment date	18
6.	Newborn Enrollment	19
7.	Open Enrollment	19
8.	Automatic Re-enrollment	19
9.	Enrollment Errors by the Department	19
10.	Enrollees who move out of the Contractor’s Service Area	19
11.	Disenrollment Requests Initiated by the Contractor	19
12.	Medical Exception	20
13.	Disenrollment for Cause Initiated by the Enrollee	20
14.	Termination of Coverage	20
II-H	SCOPE OF COMPREHENSIVE BENEFIT PACKAGE	22
1.	Services Included	22
2.	Enhanced Services	23
3.	Services Covered Outside of the Contract	23
4.	Services Prohibited or Excluded Under Medicaid:	24
II-I	SPECIAL COVERAGE PROVISIONS	24
1.	Emergency Services	24
2.	Out-of-Network Services	25
3.	Family Planning Services	25
4.	Maternal and Infant Support Services	25
5.	Federally Qualified Health Centers (FQHCs)	26
6.	Co-payments	27
7.	Abortions	27

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8.	Pharmacy	27
9.	Well Child Care/Early and Periodic Screening, Diagnosis & Treatment (EPSDT) Program	28
10.	Immunizations	29
11.	Transportation	30
12.	Transplant Services	30
13.	Post-Partum Stays	30
14.	Communicable Disease Services	30
15.	Restorative Health Services	30
16.	School Based/School Linked (Adolescent) Health Centers	31
17.	Hospice Services	31
18.	20 Visit Mental Health Outpatient Benefit	31
II-J	OBSERVANCE OF FEDERAL, STATE AND LOCAL LAWS	31
1.	Special Waiver Provisions for CHCP	31
2.	Fiscal Soundness of the Risk-Based Contractor	32
3.	Suspended Providers	32
4.	Public Health Reporting	32
5.	Compliance with CMS Regulation	32
6.	Compliance with HIPAA Regulation	32
7.	Advanced Directives Compliance	33
8.	Medicaid Policy	33
II-K	CONFIDENTIALITY	33
II-L	CRITERIA FOR CONTRACTORS	33
1.	Administrative and Organizational Criteria	33
2.	Financial Criteria	34
3.	Provider Network and Health Service Delivery Criteria	34
II-M	CONTRACTOR ORGANIZATIONAL STRUCTURE, ADMINISTRATIVE SERVICES, FINANCIAL REQUIREMENTS AND PROVIDER NETWORKS	34
1.	Organizational Structure	34
2.	Administrative Personnel	35
(a)	Executive Management	35
(b)	Medical Director	35
(c)	Quality Improvement/Utilization Director	35
(d)	Chief Financial Officer	36
(e)	Support/Administrative Staff	36
(f)	Member Services Director	36
(g)	Provider Services Director	36
(h)	Grievance/Complaint Coordinator	36
(i)	Management Information System (MIS) Director	36
(j)	Compliance Officer	36
3.	Administrative Requirements	36
4.	Management Information Systems	37
5.	Governing Body	37
6.	Provider Network in the CHCP	38
(a)	General	38
(b)	Mainstreaming	39
(c)	Coordination of Care with Public and Community Providers and Organizations	40

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(d)	Coordination of Care with Local Behavioral Health and Developmental Disability Providers	40
(e)	Network Changes	41
(f)	Provider Contracts	41
(g)	Disclosure of Physician Incentive Plan	42
(h)	Provider Credentialing	42
(i)	PCP Standards	42
II-N	PAYMENT TO PROVIDERS	43
1.	Electronic Billing Capacity	44
2.	Prompt Payment	44
3.	Payment Resolution Process	44
4.	Arbitration	44
5.	Post-payment Review	45
6.	Total Payment	45
7.	Case Rate Payments for Emergency Services	45
8.	Enrollee Liability for Payment	45
II-O	PROVIDER SERVICES (Network and Out-of-Network)	45
II-P	QUALITY ASSESSMENT AND PERFORMANCE IMPROVEMENT PROGRAM STANDARDS	46
1.	Quality Assessment and Performance Improvement Program Standards	46
2.	Annual Effectiveness Review	47
3.	Annual Performance Improvement Projects	47
4.	Performance Monitoring Standards	47
5.	External Quality Review	48
6.	Consumer Survey	48
II-Q	UTILIZATION MANAGEMENT	48
II-R	THIRD PARTY RESOURCE REQUIREMENTS	49
II-S	MARKETING	49
1.	Allowed Marketing Locations/Practices directed at the general population:	49
2.	Prohibited Marketing Locations/Practices that target individual Beneficiaries:	50
3.	Marketing Materials	50
II-T	MEMBER AND ENROLLEE SERVICES	50
1.	General	50
2.	Enrollee Education	51
3.	Member Handbook/Provider Directory	51
4.	Protection of Enrollees Against Liability for Payment and Balanced Billing	53
II-U	GRIEVANCE/APPEAL PROCEDURES	54
1.	Contractor Grievance/Appeal Procedure Requirements	54
2.	Notice to Enrollees of Grievance Procedure	54
3.	Notice to Enrollees of Appeal Procedure	54
4.	State Medicaid Appeal Process	55
5.	Expedited Appeal Process	55
II-V	CONTRACTOR On-Site Reviews	55
II-W	CONTRACT REMEDIES AND SANCTIONS	56
II-X	DATA REPORTING	56
1.	HEDIS®	57
2.	Encounter Data Reporting	57
3.	Financial and Claims Reporting Requirements	57
4.	Quality Assessment and Performance Improvement Program Reporting	57

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5.	Semi-annual Grievance and Appeal Report	58
II-Y	RELEASE OF REPORT DATA	58
II-Z	MEDICAL RECORDS	58
1.	Medical Record Maintenance	58
2.	Medical Record Confidentiality/Access	58
II-AA	SPECIAL PAYMENT PROVISIONS	59
1.	Payment of Rural Access Incentive	59
2.	Contractor Performance Bonus	59
II-BB	RESPONSIBILITIES OF THE DEPARTMENT OF COMMUNITY HEALTH	59
II-CC	PROGRAM INTEGRITY	60

v

CONTRACT #071B

SECTION III

CONTRACTOR INFORMATION

III-A	BUSINESS ORGANIZATION	62

III-B	AUTHORIZED CONTRACTOR EXPEDITER	62

APPENDICES

A	MODEL LOCAL AGREEMENT WITH LOCAL HEALTH DEPARTMENTS & MATRIX FOR COORDINATION OF SERVICES

B	MODEL LOCAL AGREEMENT WITH BEHAVIORAL PROVIDER

C	MODEL LOCAL AGREEMENT WITH DEVELOPMENTAL DISABILITY PROVIDER

D	FORMAT FOR PROFILES OF PRIMARY CARE PROVIDERS, SPECIALISTS, & ANCILLARY PROVIDER

E	KEY CONTRACTOR PERSONNEL AUTHORIZATION FOR RELEASE OF INFORMATION

F	HEALTH PLAN REPORTING FORMAT AND SCHEDULE

ATTACHMENTS

A	CONTRACTOR’S AWARDED PRICES

B	APPROVED SERVICE AREAS

C	CORRECTIVE ACTION PLANS (to be developed at a later date)

D	MEDICAID MANAGED CARE PERFORMANCE MONITORING STANDARDS

E	MODEL HEALTH PLAN/HOSPITAL CONTRACT

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DEFINITIONS/EXPLANATION OF TERMS

Abuse	Provider practices that are inconsistent with sound fiscal, business, or medical practices, and result in an unnecessary cost to the Medicaid program, or in reimbursement for services that are not medically necessary or that fail to meet professionally recognized standards for health care. It also includes beneficiary practices that result in unnecessary cost to the Medicaid program.

ACIP	Advisory Committee on Immunization Practices. A federal advisory committee convened by the Center for Disease Control, Public Health Service, Health & Human Services to make recommendations on the appropriate use and scheduling of vaccines and immunizations for the general public.

Administrative Law Judge	A person designated by DCH to conduct the Administrative Hearing in an impartial or unbiased manner.

Advance directive	A written instruction, such as a living will or durable power of attorney for health care, recognized under State law, relating to the provision of health care when the individual is incapacitated.

Appeal

A request for review of a Contractor’s decision that results in any of the following actions:

•        The denial or limited authorization of a requested service, including the type or level of service;

•        The reduction, suspension, or termination of a previously authorized service;

•        The denial, in whole or in part, of payment for a properly authorized and covered service;

•        The failure to provide services in a timely manner, as defined by the State;

•        The failure of a Contractor to act within the established timeframes for grievance and appeal disposition;

•        For a resident of a rural area with only one Medicaid Health Plan, the denial of a Medicaid enrollee’s request to exercise his or her right, under 42 CFR 438.52(b)(2)(ii), to obtain services outside the network.

Balanced Budget Act	The Balanced Budget Act (BBA) of 1997 (Public law 105-33) was signed into law by President Clinton in August 1997. This legislation enacts the most significant changes to the Medicare and Medicaid Programs since their inception. Additionally, it expands the services provided through the new Child Health Insurance Program (Title XXI).

Beneficiary	Any person determined eligible for the Medical Assistance Program as defined below.

Blanket Purchase Order	Alternative term for “Contract” used in the State’s computer system (Michigan Automated Information Network) MAIN.

Business Day	Monday through Friday except those days identified by the State as holidays.

CAC	Clinical Advisory Committee appointed by the DCH.

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Capitation Rate	A fixed per person monthly rate payable to the Contractor by the DCH for provision of all Covered Services defined within this Contract. This rate shall not exceed the limits set forth in 42 CFR 447.361.

CFR	Code of Federal Regulations

CHCP	Comprehensive Health Care Program. Capitated health care services for Medicaid Beneficiaries in specified counties provided by Contractors that contract with the State.

Clean Claim	Clean Claim means that as defined in MCL 400.111i and the Michigan Office of Financial and Insurance Services Bulletin 2000/09.

CMHSP	Community Mental Health Services Program

CMS	Centers for Medicare and Medicaid Services

Contract	A binding agreement between the State of Michigan and the Contractor (see also “Blanket Purchase”).

Contractor	A successful Bidder who is awarded a Contract to provide services under CHCP. In this Contract, the terms Contractor, HMO, Contractor’s plan, Health Plan, Qualified Health Plan, and QHP, are used interchangeably.

Covered Services	All services provided under Medicaid, as defined in Section II-H (1)-(2) that the Contractor has agreed to provide or arrange to be provided.

CSHCS	Children’s Special Health Care Services.

DCH or MDCH	The Department of Community Health or the Michigan Department of Community Health and its designated agents.

DCH Administrative Hearing	Also called a fair hearing, an impartial review by DCH of a decision made by the Contractor that the Enrollee believes is inappropriate. An Administrative Law Judge conducts the Administrative Hearing.

Department	The Department of Community Health and its designated agents.

DMB	The Department of Management and Budget.

Emergency Medical Care/Services	Those services necessary to treat an emergency medical condition. Emergency medical condition means a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent lay person, With an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in: (i) serious jeopardy to the health of the individual or, in the case of a pregnant woman, the health of the woman or her unborn child; (ii) serious impairment to bodily functions; or (iii) serious dysfunction of any bodily organ or part

Enrollee	Any Medicaid Beneficiary who is currently enrolled in Medicaid managed care in a given Medicaid Health Plan.

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Enrollment Capacity	The number of persons that the Contractor can serve through its provider network under a Contract with the State. Enrollment Capacity is determined by a Contractor based upon its provider network and organizational capacity. The DCH will verify that the provider network is under contract and of sufficient size before accepting the enrollment capacity statement.

Enrollment Service	An entity contracted by the DMB to contact and educate general Medicaid and Children’s Special Health Care Services Beneficiaries about managed care and to enroll, disenroll, and change enrollment(s) for these Beneficiaries.

Expedited Appeal	An appeal conducted when the Contractor determines (based on the Enrollee request) or the provider indicates (in making the request on the enrollee’s behalf or supporting the enrollee’s request) that taking the time for a standard resolution could seriously jeopardize the Enrollee’s life, health, or ability to attain, maintain, or regain maximum function.

Expedited Authorization Decision	An authorization decision required to be expedited due to a request by the provider or determination by the Contractor that following the standard timeframe could seriously jeopardize the Enrollee’s life or health.

FIA	Family Independence Agency, formerly the Department of Social Services.

FFS	Fee-for-service. A reimbursement methodology that provides a payment amount for each individual service delivered.

FQHC	Federal Qualified Health Center

Fraud	An intentional deception or misrepresentation made by a person with the knowledge that the deception could result in some unauthorized benefit to himself or some other person. It includes any act that constitutes fraud under applicable Federal or State law.

Grievance	Grievance means an expression of dissatisfaction about any matter other than an action subject to appeal.

Health Plans	Managed care organizations that provide or arrange for the delivery of comprehensive health care services in exchange for a fixed prepaid sum or Per Member Per Month prepaid payment without regard to the frequency, extent, or kind of health care services. A Health Plan must be licensed as a Health Maintenance Organization (HMO) not later than October 1, 2000. (See also “Contractor.”)

HEDIS	Health Employer Data and Information Set.

HMO	An entity that has received and maintains a state license to operate as an HMO.

Long Term Care Facility	Any facility licensed and certified by the Michigan Department of Community Health, in accordance with 1978 PA 368, as amended, to provide inpatient nursing care services.

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Marketing	Marketing means any communication, from a Contractor directed to a Medicaid Beneficiary who is not enrolled in the Contractor’s plan, that can reasonably be interpreted as intended to influence the Beneficiary to enroll in that particular Contractor’s Medicaid product, or either to not enroll in, or to disenroll from, another health plan’s Medicaid product.

Medicaid/Medical Assistance Program	A federal/state program authorized by the Title XIX of the Social Security Act, as amended, 42 U.S.C. 1396 et seq.; and section 105 of 1939 PA 280, as amended, MCL 400.105; which provides federal matching funds for a Medical Assistance Program. Specified medical and financial eligibility requirements must be met.

MSA	Medical Services Administration, the agency within the Department of Community Health responsible for the administration of the Medicaid Program.

PCP	Primary Care Provider. Those providers within the Health Plans who are designated as responsible for providing or arranging health care for specified Enrollees of the Contractor. A PCP may be any of the following: family practice physician, general practice physician, internal medicine physician, OB/GYN specialist, or pediatric physician when appropriate for an Enrollee, other physician specialists when appropriate for an Enrollee’s health condition, nurse practitioner, and physician assistants.

Persons with Special Health Care Needs	Enrollees who lose eligibility for the Children’s Special Health Care Services (CSHCS) program due to the program’s age requirements.

PMPM	Per Member Per Month.

Prevalent Language	Specific Non-English Language that is spoken as the primary language by more than 5% of the Contractor’s Enrollees.

Provider	Provider means a health facility or a person licensed, certified, or registered under parts 61 to 65 or 161 to 182 of Michigan’s Public Health code, 1978 PA 368, as amended, MCL 333.6101-333.6523 and MCL 333.16101-333.18237.

Purchasing Office	The Office of Purchasing within the Department of Management and Budget that is the sole point of contact throughout the procurement process.

QIC	Quality Improvement Committee appointed by the Contractor.

QHP	A Qualified Health Plan awarded a Contract to provide services under CHCP. (See also “Contractor”).

RFP	Request for Proposal. Interchangeable with ITB, (Invitation to Bid). A procurement document that describes the services required, and instructs prospective Bidders how to prepare a response.

x

CONTRACT #071B [GRAPHIC]

Rural	Rural is defined as any county not included in a standard metropolitan area (SMA).

State	The State of Michigan.

State Purchasing Director	The Director of the Office of Purchasing within the Department of Management and Budget. Also referred to as Director of Purchasing.

Subcontractor	A subcontractor is any person or entity that performs a required, ongoing function of the Contractor under this Contract. A health care provider included in the network of the Contractor is not considered a subcontractor for purposes of this Contract unless otherwise specifically noted in this Contract. Contracts for one-time only functions or service contracts, such as maintenance or insurance protection, are not intended to be covered by this section.

Successful Bidder	The Bidder (Contractor) awarded a Contract as a result of a proposal submitted in response to the ITB.

VFC	Vaccines for Children program. A federal program which makes vaccine available free in immunize children age 18 and under who are Medicaid eligible, who have no health insurance, who are native Americans or Alaskans, or who have health insurance but not for immunizations and receive their immunization at a FQHC.

Well Child Visits/EPSDT	Early and periodic screening, diagnosis, and treatment program. A child health program of prevention and treatment intended to ensure availability and accessibility of primary, preventive, and other necessary health care resources and to help Medicaid children and their families to effectively use these resources.

CONTRACT #071B [GRAPHIC]

SECTION I

CONTRACTUAL SERVICES TERMS AND CONDITIONS

I-A	PURPOSE

The State of Michigan, by the Department of Management and Budget (DMB), Office of Purchasing, hereby enters into a Contract with the Contractor identified in Section III-A for the Michigan Department of Community Health (DCH).

The purpose of this Contract is to obtain the services of the Contractor to provide Comprehensive Health Care Program (CHCP) Services for Medicaid beneficiaries (Beneficiaries) in the service area as described in Attachment B to this Contract. This is a unit price (Per Member Per Month [PMPM] Capitated Rate) Contract, see Attachment A. The term of the Contract shall be effective October 1, 2000 and continue until October 1, 2004. The Contract may be extended for no more than one (1) one year extensions after September 30, 2004.

I-B	ISSUING OFFICE

This Contract is issued by DMB, Office of Purchasing (Office of Purchasing), for and on the behalf of DCH. Where actions are a combination of those of the Office of Purchasing and DCH, the authority will be known as the State.

The Office of Purchasing is the sole point of contact in the State with regard to all procurement and contractual matters relating to the services describe herein. The Office of Purchasing is the only office authorized to change, modify, amend, clarify, or otherwise alter the prices, specifications, terms, and conditions of this Contract. The OFFICE OF PURCHASING will remain the SOLE POINT OF CONTACT until such time as the Director of Purchasing shall direct otherwise in writing. See Paragraph I-C below. All communications with the DMB must be addressed to:

Irene Pena

Office of Purchasing

Department of Management & Budget

P.O. Box 30026

Lansing, MI 48909

I-C	CONTRACT ADMINISTRATOR

Upon receipt by the Office of Purchasing of the properly executed Contract, it is anticipated that the Director of Purchasing will direct that the person named below be authorized to administer the Contract on a day-to-day basis during the term of the Contract. However, administration of this Contract implies no authority to change, modify, clarify, amend, or otherwise alter the prices, terms, conditions, and specifications of the Contract. That authority is retained by the Office of Purchasing. The Contract Administrator for this project is:

Cheryl Bupp, Manager

Plan Management Section

Comprehensive Health Plan Division

Michigan Department of Community Health

P.O. Box 30479

Lansing, Michigan 48909-7979

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I-D	TERM OF CONTRACT

The term of this Contract shall be from October 1, 2000 through September 30, 2002. The Contract may be extended for no more than three (3) one year extensions after September 30, 2002. The State’s fiscal year is October 1st through September 30th. Payments in any given fiscal year are contingent upon and subject to enactment of legislative appropriations.

Because Beneficiaries must have a choice among Contractors, the State cannot guarantee an exact number of Enrollees to any Contractor.

I-E	PRICE

Price adjustments for the second year period of the Contract and for any Contract extension thereafter may be proposed by the State or the Contractor. Price adjustments proposed by the Contractor must be submitted in writing to the Director of Purchasing no later than June 15th of each contract year. Price adjustments proposed by the State will be submitted to the Contractor in no later than June 15th of each contract year.

Any changes requested by either party are subject to negotiation and written acceptance by the State Purchasing Director before becoming effective. In the event the State and the Contractor cannot agree to changes by August 31st of each contract year, the Contract may be canceled pursuant to Section I-O (6) CANCELLATION. The exact dollar value of this Contract is unknown; the Contractor will be paid based on actual Beneficiary enrollment at the rates (prices) specified in Attachment “A” (Awarded Prices) of the Contract.

I-F	COST LIABILITY

The State assumes no responsibility or liability for costs incurred by the Contractor prior to the signing of this Contract by all parties. Total liability of the State is limited to the terms and conditions of this Contract.

I-G	CONTRACTOR RESPONSIBILITIES

The Contractor will be required to assume responsibility for all contractual activities relative to this Contract whether or not that Contractor performs them. Further, the State will consider the Contractor to be the sole point of contact with regard to contractual matters, including payment of any and all charges resulting from the Contract. Although it is anticipated that the Contractor will perform the major portion of the duties as requested, subcontracting by the Contractor for performance of any of the functions requires prior notice to the State. The Contractor must identify all subcontractors, including firm name and address, contact person, complete description of work to be subcontracted, and descriptive information concerning subcontractor’s organizational abilities. The Contractor must also outline the contractual relationship between the Contractor and each subcontractor. The State reserves the right to approve subcontractors for administrative functions for this project and to require the Contractor to replace subcontractors found to be unacceptable. The Contractor is totally responsible for adherence by the subcontractor to all provisions of the Contract.

A subcontractor is any person or entity that performs a required, ongoing function of the Contractor under this Contract. A health care provider included in the network of the Contractor is not considered a subcontractor for purposes of this Contract unless otherwise specifically noted in this Contract. Contracts for one-time only functions or service contracts, such as maintenance or insurance protection, are not intended to be covered by this section.

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Although Contractors may enter into subcontracts, all communications shall take place between the Contractor and the State directly; therefore, all communication by subcontractors must be with the Contractor only, not with the State.

If a Contractor elects to use a subcontractor not specified in the Contractor’s response, the State must be provided with a written request at least 21 days prior to the use of such subcontractor. Use of a subcontractor not approved by the State may be cause for termination of the Contract.

In accordance with 42 CFR 434.6(b), all subcontracts entered into by the Contractor must be in writing and fulfill the requirements of 42 CFR 434.6(a) that are appropriate to the service or activity delegated under the subcontract. All subcontracts must be in compliance with all State of Michigan statutes and will be subject to the provisions thereof. All subcontracts must fulfill the requirements of this Contract that are appropriate to the services or activities delegated under the subcontract. For each portion of the proposed services to be arranged for and administered by a subcontractor, the technical proposal must include: (1) the identification of the functions to be performed by the subcontractor, and (2) the subcontractor’s related qualifications and experience. All employment agreements, provider contracts, or other arrangements, by which the Contractor intends to deliver services required under this Contract, whether or not characterized as a subcontract, shall be subject to review and approval by the State and must meet all other requirements of this paragraph appropriate to the service or activity delegated under the agreement.

The Contractor shall furnish information to the State as to the amount of the subcontract, the qualifications of the subcontractor for guaranteeing performance, and any other data that may be required by the State. All subcontracts held by the Contractor shall be made available on request for inspection and examination by appropriate State officials, and such relationships must meet with the approval of the State.

The Contractor shall furnish information to the State necessary to administer all requirements of the Contract. The State shall give Contractors at least 30 days notice before requiring new information.

I-H	NEWS RELEASES

News releases pertaining to this document or the services, study, data, or project to which it relates will not be made without prior written State approval, and then only in accordance with the explicit written instructions from the State. No information or data related to this Contract is to be released without prior approval of the designated State personnel.

I–I	DISCLOSURE

All information in this Contract is subject to the provisions of the Freedom of Information Act, 1976 PA 442, as amended, MCL 15.231, et seq.

I-J	CONTRACT INVOICING AND PAYMENT

This Contract reflects a fixed reimbursement mechanism and the specific payment schedule for this Contract will be monthly. The services will be under a fixed price per covered member multiplied by the actual member count assigned to the Contractor in the month for which payment is made. DCH will generate reports to the Contractor prior to month’s end identifying expected enrollment for the following service month. At the beginning of the service month, DCH will automatically generate invoices based on actual member enrollment. The Contractor will receive one lump-sum payment

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approximately at mid-service month. A process will be in place to ensure timely payments and to identify Enrollees that the Contractor was responsible for during the month but for which no payment was received in the service month (e.g., newborns).

The application of Contract remedies and performance bonus payments as described in Section II of this Contract will affect the lump sum payment. Payments in any given fiscal year are contingent upon and subject to enactment of legislative appropriations.

I-K	ACCOUNTING RECORDS

The Contractor will be required to maintain all pertinent financial and accounting records and evidence pertaining to the Contract in accordance with generally accepted accounting principles and other procedures specified by the State of Michigan. Financial and accounting records shall be made available, upon request, to the Health Care Financing Administration (CMS), the State of Michigan, its designees, the Department of Attorney General, or the Office of Auditor General at any time during the Contract period and any extension thereof, and for six (6) years from expiration date and final payment on the Contract or extension thereof.

I-L	INDEMNIFICATION

1.	General Indemnification

The Contractor shall indemnify, defend and hold harmless the State, its departments, divisions, agencies, sections, commissions, officers, employees and agents, from and against all losses, liabilities, penalties, fines, damages and claims (including taxes), and all related costs and expenses (including reasonable attorneys’ fees and disbursements and costs of investigation, litigation, settlement, judgments, interest and penalties), arising from or in connection with any of the following:

(a)	Any claim, demand, action, citation or legal proceeding against the State, its employees and agents arising out of or resulting from (1) the products and services provided or (2) performance of the work, duties, responsibilities, actions or omissions of the Contractor or any of its subcontractors under this Contract;

(b)	Any claim, demand, action, citation or legal proceeding against the State, its employees and agents arising out of or resulting from a breach by the Contractor of any representation or warranty made by the Contractor in the Contract;

(c)	Any claim, demand, action, citation or legal proceeding against the State, its employees and agents arising out of or related to occurrences that the Contractor is required to insure against as provided for in this Contract;

(d)	Any claim, demand, action, citation or legal proceeding against the State, its employees and agents arising out of or resulting from the death or bodily injury of any person, or the damage, loss or destruction of any real or tangible personal property, in connection with the performance of services by the Contractor, by any of its subcontractors, by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable;

(e)	Any claim, demand, action, citation or legal proceeding against the State, its employees and agents which results from an act or omission of the Contractor or any of its subcontractors in its or their capacity as an employer of a person.

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2.	Patent/Copyright Infringement Indemnification

The Contractor shall indemnify, defend and hold harmless the State, its employees and agents from and against all losses, liabilities, damages (including taxes), and all related costs and expenses (including reasonable attorney’s fees and disbursements and costs of investigation, litigation, settlement, judgments, interest and penalties) incurred in connection with any action or proceeding threatened or brought against the State to the extent that such action or proceeding is based on a claim that any piece of equipment, software, commodity or service supplied by the Contractor or its subcontractors, or the operation of such equipment, software, commodity or service, or the use or reproduction of any documentation provided with such equipment, software, commodity or service infringes any United States of America or foreign patent, copyright, trade secret or other proprietary right of any person or entity, which right is enforceable under the laws of the United States of America. In addition, should the equipment, software, commodity, or service, or the operation thereof, become or in the Contractor’s opinion be likely to become the subject of a claim of infringement, the Contractor shall at the Contractor’s sole expense (i) procure for the State the right to continue using the equipment, software, commodity or service or, if such option is not reasonably available to the Contractor, (ii) replace or modify the same with equipment, software, commodity or service of equivalent function and performance so that it becomes non-infringing, or, if such option is not reasonably available to the Contractor, (iii) accept its return by the State with appropriate credits to the State against the Contractor’s charges and reimburse the State for any losses or costs incurred as a consequence of the State ceasing its use and returning it.

3.	Indemnification Obligation Not Limited

In any and all claims against the State of Michigan, or any of its agents or employees, by any employee of the Contractor or any of its subcontractors, the indemnification obligation under the Contract shall not be limited in any way by the amount or type of damages, compensation or benefits payable by or for the Contractor or any of its subcontractors under worker’s disability compensation acts, disability benefits acts, or other employee benefits acts. This indemnification clause is intended to be comprehensive. Any overlap in subclauses, or the fact that greater specificity is provided as to some categories of risk, is not intended to limit the scope of indemnification under any other subclause.

4.	Continuation of Indemnification Obligation

The duty to indemnify will continue in full force and effect notwithstanding the expiration or early termination of the Contract with respect to any claims based on facts or conditions that occurred prior to termination.

5.	Exclusion

The Contractor is not required to indemnify the State of Michigan for services provided by health care providers mandated under federal statute or State policy, unless the health care provider is a voluntary contractual member of the Contractor’s provider network. Local agreements with Community Mental Health Services program (CMHSP) do not constitute network provider contracts.

I-M	CONTRACTOR’S LIABILITY INSURANCE

The Contractor shall purchase and maintain such insurance as will protect it from claims set forth below, which may arise out of or result from the Contractor’s operations under the Contract whether such operations are by it or by any subcontractor or by anyone

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directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

1.	Claims under workers’ disability compensation, disability benefit, and other similar employee benefit act. A non-resident Contractor shall have insurance for benefits payable under Michigan’s Workers’ Disability Compensation Law for any employee resident of and hired in Michigan; and as respects any other employee protected by workers’ disability compensation laws of any other state the Contractor shall have insurance or participate in a mandatory State fund to cover the benefits payable to any such employee.

In the event any work is subcontracted, the Contractor shall require the subcontractor similarly to provide workers’ compensation insurance for all the subcontractor’s employees working in the State, unless those are covered by the workers’ compensation protection afforded by the Contractor. Any subcontract executed with a firm not having the requisite workers’ compensation coverage will be considered void by the State.

2.	Claims for damages because of bodily injury, occupational sickness or disease, or death of its employees.

3.	Claims for damages because of bodily injury, sickness or disease, or death of any person other than its employees, subject to limits of liability of not less than $1,000,000.00 each occurrence and, when applicable, $2,000,000.00 annual aggregate for non-automobile hazards and as required by law for automobile hazards.

4.	Claims for damages because of injury to or destruction of tangible property, including loss of use resulting there from, subject to a limit of liability of not less than $50,000.00 each occurrence for non-automobile hazards and as required by law for automobile hazards.

5.	Insurance for subparagraphs (3) and (4) non-automobile hazards on a combined single limit of liability basis shall not be less than $1,000,000.00 each occurrence and when applicable, $2,000,000.00 annual aggregate.

6.	Director’s and Officer’s Errors and Omissions coverage that includes coverage of the Contractor’s peer review and care management activities and has limits of at least $1,000,000.00 per occurrence and $3,000,000.00 aggregate.

7.	The Contractor shall also require that each of its subcontractors maintain insurance coverage as specified above, except for subparagraph (6), or have the subcontractors provide coverage for each subcontractor’s liability and employees. The Contractor must provide proof, upon request of the DCH, of its Provider’s medical professional liability insurance in amounts consistent with the community accepted standards for similar professionals. The provision of this clause shall not be deemed to limit the liability or responsibility of the Contractor or any of its subcontractors herein.

8.	The insurance shall be written for not less than any limits of liability herein specified or required by law, whichever is greater, and shall include contractual liability insurance as applicable to the Contractor’s obligations under the Indemnification clause of the Contract.

9.

Before starting work, the contractor’s insurance agency must furnish to the director of the office of purchasing, original certificate(s) of insurance verifying that the required liability coverage is in effect for the amounts specified in the contract. The contract number must be shown on the certificate of insurance to ensure correct filing. The Contractor must immediately notify the State of any changes in type,

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amount, or duration of insurance coverage. These certificates shall contain a provision to the effect that the policy will not be canceled until at least fifteen days prior written notice has been given to the State. The written notice will have the Contract number and must be received by the Director of Purchasing.

I-N	LITIGATION

The State, its departments, and its agents shall not be responsible for representing or defending the Contractor, Contractor’s personnel, or any other employee, agent or subcontractor of the Contractor, named as a defendant in any lawsuit or in connection with any tort claim.

The State and the Contractor agree to make all reasonable efforts to cooperate with each other in the defense of any litigation brought by any person or persons not a party to the Contract.

The Contractor shall submit annual litigation reports in a format established by DCH, providing the following detail for all civil litigation that the Contractor, subcontractor, or the Contractor’s insurers or insurance agents are parties to:

Case name and docket number

Name of plaintiff(s) and defendant(s)

Names and addresses of all counsel appearing

Nature of the claim

Status of the case.

The provisions of this section shall survive the expiration or termination of the Contract.

I-O	CANCELLATION

1.	The State may cancel the Contract for default of the Contractor. Default is defined as the failure of the Contractor to fulfill the obligations of the proposal or Contract. In case of default by the Contractor, the State may immediately cancel the Contract without further liability to the State, its departments, agencies, and employees, and procure the articles or services from other sources, and hold the Contractor responsible for all costs occasioned thereby.

2.	The State may cancel the Contract in the event the State no longer needs the services or products specified in the Contract, or in the event, program changes, changes in laws, rules, or regulations occur. The State may cancel the Contract without further liability to the State, its departments, divisions, agencies, sections, commissions, officers, agents, and employees by giving the Contractor written notice of such cancellation 30 days prior to the date of cancellation.

3.	The State may cancel the Contract for lack of funding. The Contractor acknowledges that the term of this Contract extends for several fiscal years and that continuation of this Contract is subject to appropriation of funds for this project. If funds to enable the State to effect continued payment under this Contract are not appropriated or otherwise made available, the State shall have the right to terminate this Contract without penalty at the end of the last period for which funds have been appropriated or otherwise made available by giving written notice of termination to the Contractor. The State shall give the Contractor written notice of such non-appropriation within 30 days after it receives notice of such non-appropriation.

4.

The State may immediately cancel the Contract without further liability to the State, its departments, divisions, agencies, sections, commissions, officers, agents and employees if the Contractor, an officer of the Contractor, or an owner of a 25% or greater share of the Contractor, is convicted of a criminal offense incident to the

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application for or performance of a State, public, or private contact or subcontract; or convicted of a criminal offense including but not limited to any of the following: embezzlement, theft, forgery, bribery, falsification or destruction of records, receiving stolen property, attempting to influence a public employee to breach the ethical conduct standards for State of Michigan employees; convicted under state or federal antitrust statutes; or convicted of any other criminal offense, which, in the sole discretion of the State, reflects poorly on the Contractor’s business integrity.

5.	The State may immediately cancel the Contract in whole or in part by giving notice of termination to the Contractor if any final administrative or judicial decision or adjudication disapproves a previously approved request for purchase of personal services pursuant to Constitution 1963, Article 11, Section 5, and Civil Service Rule 4-6.

6.	The State may, with 30 days written notice to the Contractor, cancel the Contract in the event prices proposed for Contract modification/extension are unacceptable to the State. (See Sections I-E, Price, and I-T, Modification of Contract).

7.	Either the State or the Contractor may, upon 90 days written notice, cancel the contract for the convenience of either party.

In the event that a Contract is canceled, the Contractor will cooperate with the State to implement a transition plan for Enrollees. The Contractor will be paid for Covered Services provided during the transition period in accordance with the Capitation Rates in effect between the Contractor and the State at the time of cancellation. Contractors will be provided due process before the termination of any Contract.

I-P	ASSIGNMENT

The Contractor shall not have the right to assign or delegate any of its duties or obligations under this Contract to any other party (whether by operation of law or otherwise), without the prior written consent of the State Purchasing Director. To obtain consent for assignment of this Contract to another party, documentation must be provided to the State Purchasing Director to demonstrate that the proposed assignee meets all of the requirements for a Contractor under this Contract. Any purported assignment in violation of this Section shall be null and void. Further, the Contractor may not assign the right to receive money due under the Contract without consent of the Director of Purchasing.

I-Q	DELEGATION

The Contractor shall not delegate any duties or obligations under this Contract to a subcontractor other than a subcontractor named in the bid unless the State Purchasing Director has given written consent to the delegation.

I-R	CONFIDENTIALITY

The use or disclosure of information regarding Enrollees obtained in connection with the performance of this Contract shall be restricted to purposes directly related to the administration of services required under the Contract.

I-S	NON-DISCRIMINATION CLAUSE

The Contractor shall comply with the Elliott-Larsen Civil Rights Act, 1976 PA 453, as amended, MCL 37.2101 et seq., the Persons with Disabilities Civil Rights Act, 1976 PA 220, as amended, MCL 37.1101 et seq., and all other federal, state and local fair employment practices and equal opportunity laws and covenants that it shall not discriminate against any employee or applicant for employment, to be employed in the

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performance of this Contract, with respect to his or her hire, tenure, terms, conditions, or privileges of employment, or any matter directly or indirectly related to employment, because of his or her race, religion, color, national origin, age, sex, height, weight, marital status, or physical or mental disability that is unrelated to the individual’s ability to perform the duties of a particular job or position. The Contractor agrees to include in every subcontract entered into for the performance of this Contract this covenant not to discriminate in employment. A breach of this covenant is a material breach of this Contract.

I-T	MODIFICATION OF CONTRACT

The Director of Purchasing reserves the right to modify Covered Services required under this Contract during the course of this Contract. Such modification may include adding or deleting tasks that this service shall encompass and/or any other modifications deemed necessary. Any changes in pricing proposed by the Contractor resulting from the requested changes are subject to acceptance by the State. Changes may be increases or decreases. Contract changes will not be necessary in order for the Contractor to keep current with changes in the delivery of Covered Services that may result from new technology or new drugs.

In the event prices submitted as the result of a modification of covered service are not acceptable to the state, the contract may be terminated and the contract may be subject to competitive

Bidding and award based upon the new modified covered services if adequate capacity is not readily available to serve beneficiaries in the affected service area through existing contracts with other contractors.

I-U	ACCEPTANCE OF PROPOSAL CONTENT

The contents of the RFP and the Contractor’s proposal resulting in this Contract are contractual obligations.

I-V	RIGHT TO NEGOTIATE EXPANSION

The State reserves the right to negotiate expansion of the services outlined within this Contract to accommodate the related service needs of additional selected State agencies, or of additional entities within DCH.

Such expansion shall be limited to those situations approved and negotiated by the Office of Purchasing at the request of DCH or another State agency. The Contractor shall be obliged to expeditiously evaluate and respond to specified needs submitted by the Office of Purchasing with a proposal outlining requested services and pricing. All pricing for expanded services shall be shown to be consistent with the cost elements and /or unit pricing of the original Contract.

In the event that a Contract expansion proposal is accepted by the State, the Office of Purchasing shall issue a Contract change notice to the Contract as notice to the Contractor to provide the work specified. Compensation is not allowed the Contractor until such time as a Contract change notice is issued.

I-W	MODIFICATIONS, CONSENTS AND APPROVALS

This Contract will not be modified, amended, extended, or augmented, except by a writing executed by the parties hereto, and any breach or default by a party shall not be waived or released other than in writing signed by the other party.

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I-X	ENTIRE AGREEMENT AND ORDER OF PRECEDENCE

The following documents constitute the complete and exclusive statement of the agreement between the parties as it relates to this transaction. In the event of any conflict among the documents making up the Contract, the following order of precedence shall apply (in descending order of precedence):

A.	This Contract and any Addenda thereto

B.	State’s RFP and any Addenda thereto

C.	Contractor’s proposal to the State’s RFP and Addenda

D.	Policy manuals of the Medical Assistance Program and subsequent publications

In the event of any conflict over the interpretation of the specifications, terms, and conditions indicated by the State and those indicated by the Contractor, those of the State take precedence.

This Contract supersedes all proposals or other prior agreements, oral or written, and all other communications between the parties.

I-Y	NO WAIVER OF DEFAULT

The failure of the State to insist upon strict adherence to any term of this Contract shall not be considered a waiver or deprive the State of the right thereafter to insist upon strict adherence to that term, or any other term, of the Contract.

I-Z	SEVERABILITY

Each provision of this Contract shall be deemed to be severable from all other provisions of the Contract and, if one or more of the provisions shall be declared invalid, the remaining provisions of the Contract shall remain in full force and effect.

I-AA	DISCLAIMER

All statistical and fiscal information contained within the Contract and its attachments, and any amendments and modifications thereto, reflect the best and most accurate information available to DCH at the time of drafting. No inaccuracies in such data shall constitute a basis for legal recovery of damages, either real or punitive.

Captions and headings used in this Contract are for information and organization purposes. Captions and headings, including inaccurate references, do not, in any way, define or limit the requirements or terms and conditions of this Contract.

I-BB	RELATIONSHIP OF THE PARTIES (INDEPENDENT CONTRACTOR)

The relationship between the State and the Contractor is that of client and independent contractor. No agent, employee, or servant of the Contractor or any of its subcontractors shall be deemed to be an employee, agent, or servant of the State for any reason. The Contractor will be solely and entirely responsible for its acts and the acts of its agents, employees, servants, and subcontractors during the performance of a contract resulting from this Contract.

I-CC	NOTICES

Any notice given to a party under this Contract must be written and shall be deemed effective, if addressed to such party at the address indicated in sections I-B, I-C and III-A of this Contract upon (i) delivery, if hand delivered; (ii) receipt of a confirmed

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transmission by telefacsimile if a copy of the notice is sent by another means specified in this Section; (iii) the third (3rd) Business Day after being sent by U.S. mail, postage pre-paid, return receipt requested; or (iv) the next Business Day after being sent by a nationally recognized overnight express courier with a reliable tracking system.

Either party may change its address where notices are to be sent by giving written notice in accordance with this Section.

I-DD	UNFAIR LABOR PRACTICES

Pursuant to 1980 PA 278, as amended, MCL 423.321 et seq., the State shall not award a contract or subcontract to an employer or any subcontractor, manufacturer or supplier of the employer, whose name appears in the current register compiled by the Michigan Department of Consumer and Industry Services. The State may void any contract if, subsequent to award of the Contract, the name of the Contractor as an employer, or the name of the subcontractor, manufacturer of supplier of the contractor appears in the register.

I-EE	SURVIVOR

Any provisions of the Contract that impose continuing obligations on the parties including, but not limited to, the Contractor’s indemnity and other obligations, shall survive the expiration or cancellation of this Contract for any reason.

I-FF	GOVERNING LAW

This Contract shall in all respects be governed by, and construed in accordance with, the laws of the State of Michigan.

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SECTION II

WORK STATEMENT

II-A	BACKGROUND/PROBLEM STATEMENT

1.	Value Purchasing

The creation of DCH through Executive Order 1996-1 brought together policy, programs, and resources to enable the State to become a more effective purchaser of health care services for the Medicaid population. As the single State agency responsible for health policy and purchasing of health care services using State appropriated and federal matching funds, DCH intends to get better value while ensuring quality and access. DCH will focus on “value purchasing.” Value purchasing involves aligning financing incentives to stimulate appropriate changes in the health delivery system that will:

•	Bring organization and accountability for the full range of benefits,

•	Provide greater flexibility in the range of services;

•	Improve access to and quality of care;

•	Achieve greater cost efficiency; and

•	Link performance of Contractors to improvements in the health status of the community.

2.	Managed Care Direction

Under the Comprehensive Health Care Program (CHCP), the State selectively contracts with Contractors who will accept financial risk for managing comprehensive care through a performance contract. The managed care direction is the health care purchasing direction for Michigan’s future. Change in health care delivery systems is happening at the national and state levels. Michigan will proactively work to shape the health care marketplace as a purchaser of services. The focus will be on quality of care, accessibility, and cost-effectiveness.

It is critical that Michigan act now to bring the rate of growth in Medicaid more in line with the forecasted rate of growth in State revenues. Since 1990, State revenues have grown by about 3% per year. The growth of the Medicaid budget must be slowed but, at the same time, access to quality health care for the Medicaid population must be ensured.

There are three basic ways to slow down cost growth: restrict eligibility, reduce benefits, or stimulate more efficiency in the health delivery system through managed care. DCH has chosen not to make program cuts, but rather to use the efficiency approach because other important health care goals can be achieved at the same time.

There are two categories of specialized services that are available outside of the CHCP. These are behavioral health services and services for persons with developmental disabilities. These specialized services are clearly defined as beyond the scope of benefits that are included in the CHCP. Any Contractor contracting with the State as a capitated managed care provider will be responsible for coordinating access to these specialized services with those providers designated by the State to provide them. The criteria for contracted Qualified Health Plans (MHPs) include the implementation of local agreements with the behavioral health and developmental disability providers who are under contract with DCH. Model agreements between Contractors and behavioral health and developmental disability providers are included in the appendix to this Contract.

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II-B	OBJECTIVES

1.	Objectives

The Contract objectives of the State are:

•	The assurance of access to primary and preventive care;

•	The coordination for all necessary health care services;

•	The provision of medical care that is of high quality, provides continuity and is appropriate for the individual; and

•	The delivery of health care in a manner that makes costs more predictable for the Medicaid population.

2.	Objectives for Special Needs

When providing services under the CHCP, the Contractor must take into consideration the requirements of the Medicaid program and how to best serve the Medicaid population in the CHCP. As an objective, the Contractor must also stress the collaborative effort of both the State and the private sector to operate a managed care system that meets the special needs of these Enrollees.

It is recognized that special needs will vary by individual and by county or region. Contractors must have an underlying organizational capacity to address the special needs of their Enrollees, such as: responding to requests for assignment of specialists as Primary Care Providers (PCP), assisting in coordinating with other support services, and generally responding and anticipating needs of Enrollees with special needs. Under their Covered Service responsibilities, Contractors are expected to provide early prevention and intervention services for recipients with special needs, as well as all other recipients.

As an example, while support services for persons with developmental disabilities may be outside of the direct service responsibility of the Contractor, the Contractor does have responsibility to assist in coordinating arrangements to receive necessary support services. This coordination must be consistent with the person-centered planning principles established within the revised Michigan’s Mental Health Code.

Another example would be for Enrollees who have chronic illnesses such as diabetes or end-stage renal disease. In these instances, the PCP assignment may be more appropriately located with a specialist within the Contractor’s network. When a Contractor designates a physician specialist as the PCP, that PCP will be responsible for coordinating all continuing medical care for the assigned Enrollee.

3.	Objectives for Contractor Accountability

Contractor accountability must be established in order to ensure that the State’s objectives for managed care and goal for immunizations are met and the objectives for special populations are addressed. Contractors contracting with the State will be held accountable for:

•	Ensuring that all Covered Services are available and accessible to Enrollees with reasonable promptness and in a manner, which ensures continuity. Medically necessary services shall be available and accessible 24 hours a day and 7 days a week.

•	Delivering health care services in a manner that focuses on health promotion and disease prevention and features disease management strategies.

•	Demonstrating the Contractor’s capacity to adequately serve the Contractor’s expected enrollment of Enrollees.

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•	Providing access to appropriate providers, including qualified specialists for all medically necessary services including those specialists described under model agreements for behavioral health and developmental disabilities.

•	Providing assurances that it will not deny enrollment to, expel, or refuse to re-enroll any individual because of the individual’s health status or need for services, and that it will notify all eligible persons of such assurances at the time of enrollment.

•	Paying providers in a timely manner for all Covered Services.

•	Establishing an ongoing internal quality improvement and utilization review program.

•	Providing procedures to ensure program integrity through the detection and elimination of fraud and abuse and cooperate with DCH and the Department of Attorney General as necessary.

•	Reporting encounter data and aggregate data including data on inpatient and outpatient hospital care, physician visits, pharmaceutical services, and other services specified by the Department.

•	Providing procedures for hearing and timely resolving grievances between the Contractor and Enrollees.

•	Providing for outreach and care coordination to Enrollees to assist them in using their health care resources appropriately.

•	Collaborating, through local agreements, with specialized behavioral and developmental disability services contractors on services provided by them to the Contractor’s Enrollees.

•	Providing assurances for the Contractor’s solvency and guaranteeing that Enrollees and the State will not be liable for debts of the Contractor.

•	Meeting all standards and requirements contained in this Contract, and complying with all applicable federal and state laws, administrative rules, and policies promulgated by DCH.

•	Cooperating with the State and/or CMS in all matters related to fulfilling Contract requirements and obligations.

II-C	SPECIFICATIONS

The following sections provide an explanation of the specifications and expectations that the Contractor must meet and the services that must be provided under the Contract. The Contractor is not, however, constrained from supplementing this with additional services or elements deemed necessary to fulfill the intent of the CHCP.

II-D	TARGETED GEOGRAPHICAL AREA FOR IMPLEMENTATION OF THE CHCP

1.	Regions

The State will divide the delivery of Covered Services into ten regions.

Contractor’s plans for Region 1 and 10 must be tailored to each county in terms of the provider network, Enrollment Capacity and Capitation Rates. Region 1 (Wayne County) and Region 10 (Oakland County) may have partial county service areas.

Contractor’s plans for Regions 2 through 9 must establish:

(a)	a network of providers that guarantees access to required services for the entire region; or

(b)	a network of providers that guarantees access to required services for a significant portion of the region.

Under alternative (b) the Contract must specifically identify the contiguous portion of the region that will be served along (entire counties) with a description of the available provider network.

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The counties included in the specific regions are as follows:

Region 1:	Wayne

Region 2:	Hillsdale, Jackson, Lenawee, Livingston, Monroe, and Washtenaw

Region 3:	Barry, Berrien, Branch, Calhoun, Cass, Kalamazoo, St. Joseph, Van Buren

Region 4:	Allegan, Antrim, Benzie, Charlevoix, Cheboygan, Emmet, Grand Traverse, Ionia, Kalkaska, Kent, Lake, Leelanau Manistee, Mason, Mecosta, Missaukee, Montcalm, Muskegon, Newaygo, Oceana, Osceola, Ottawa, and Wexford

Region 5:	Clinton, Eaton, Ingham

Region 6:	Genesee, Lapeer, Shiawassee

Region 7:	Alcona, Alpena, Arenac, Bay, Clare, Crawford, Gladwin, Gratiot, Huron, Iosco, Isabella, Midland, Montmorency, Ogemaw, Oscoda, Otsego, Presque Isle, Roscommon, Saginaw, Sanilac, Tuscola

Region 8:	Alger, Baraga, Chippewa, Delta, Dickinson, Gogebic Houghton, Iron, Keweenaw, Luce, Mackinac, Marquette, Menominee, Ontonagon, Schoolcraft

Region 9:	Macomb and St. Clair

Region 10:	Oakland

2.	Multiple Region Service Areas

Although Contractors may propose to contract for services in more than one of the above-described regions, the Contractor agrees to tailor its services to each individual region in terms of the provider network, Enrollment Capacity, and Capitation Rates. DCH may determine Contractors to be qualified in one region but not in another.

Contractor may request service area expansion at any time during the term of the Contract using the provider profile information form contained in Appendix D of the Contract. If Contractor seeks approval in a region which it did not seek or receive a service area approval under the original RFP (071I0000251), DCH may negotiate a contract modification covering that service area that is within the parameters of approved pricing already in place for other contractors already approved in the same county.

3.	Alternative Regions

Contractors may propose alternatives to the regions listed above under the following condition:

•	One or more contiguous counties from other listed regions may be included in the service area for the Contract. The counties must be contiguous to the original region under Contract. Under this alternative, the proposed provider network and Enrollment Capacity shall be included with the original region. However, the Capitation Rates, under this alternative, must be specific for the contiguous county(ies) in addition to the regional Capitation Rates.

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II-E	MEDICAID ELIGIBILITY AND CHCP ENROLLMENT

The Michigan Medicaid program arranges for and administers medical assistance to approximately 1.2 million Beneficiaries. This includes the categorically needy (those individuals eligible for, or receiving, federally-aided financial assistance or those deemed categorically needy) and the medically needy populations. Eligibility for Michigan’s Medicaid program is based on a combination of financial and non-financial factors. Within the Medicaid eligible population, there are groups that must enroll in the CHCP, groups that may voluntarily enroll, and groups that are excluded from participation in the CHCP as follows:

1.	Medicaid Eligible Groups Who Must Enroll in the CHCP:

•	Families with children receiving assistance under the Financial Independence Program (FIP)

•	Persons receiving Mich-Care Medicaid or Medicaid for pregnant women

•	Persons under age 21 who are receiving Medicaid.

•	Persons receiving Medicaid for caretaker relatives and families with dependent children who do not receive FIP

•	Supplemental Security Income (SSI) Beneficiaries who do not receive Medicare

•	Persons receiving Medicaid for the blind or disabled

•	Persons receiving Medicaid for the aged

•	Pregnant women

2.	Medicaid Eligible Groups Who May Voluntarily Enroll in the CHCP:

•	Migrants

•	Native Americans

•	Persons in the Traumatic Brain Injury program

3.	Medicaid Eligible Groups Excluded From Enrollment in the CHCP:

•	Persons without full Medicaid coverage, including those in the State Medical Program or PlusCare

•	Persons with Medicaid who reside in an ICF/MR (intermediate care facilities for the mentally retarded), or a State psychiatric hospital.

•	Persons receiving long term care (custodial care) in a licensed nursing facility

•	Persons being served under the Home & Community Based Elderly Waiver

•	Persons enrolled in Children’s Special Health Care Services (CSHCS)

•	Persons with commercial HMO coverage, including Medicare HMO coverage.

•	Persons in PACE (Program for All-inclusive Care for the Elderly)

•	Spend-down clients

•	Children in Foster Care or Child Care Institutions

•	Persons in the Refugee Assistance Program

•	Persons in the Repatriate Assistance Program

•	Persons with both Medicare and Medicaid eligibility

II-F	ELIGIBILITY DETERMINATION

The State has the sole authority for determining whether individuals or families meet any of the eligibility requirements as specified for enrollment in the CHCP.

Individuals who attain eligibility due to a pregnancy are usually guaranteed eligibility for comprehensive services through 60 days post-partum or post-loss of pregnancy. Their newborns are usually guaranteed coverage for 60 days and may be covered for one full year.

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II-G	ENROLLMENT IN THE CHCP

1.	Enrollment Services

The State is required to contract for services to help Beneficiaries make informed choices regarding their health care, assist with client satisfaction and access surveys, and assist Beneficiaries in the appropriate use of the Contractor’s complaint and grievance systems. DCH contracts with an Enrollment Services contractor to contact and educate general Medicaid and CSHCS Beneficiaries about managed care and to enroll, disenroll, and change enrollment for these Beneficiaries. Although this Contract indicates that the enrollment and disenrollment process and related functions will be performed by DCH, generally, these activities are part of the Enrollment Services contract. Enrollment Services references to DCH are intended to indicate functions that will be performed by either DCH or the Enrollment Services contractor. All Contractors agree to work closely with DCH and provide necessary information, including provider files.

2.	Initial Enrollment

After a person applies to FIA for Medicaid, he or she will be assessed for eligibility in a Medicaid managed care program. If they are determined eligible for the CHCP, they will be given marketing material on the Contractors available to them, and the opportunity to speak with an Enrollee counselor to obtain more in-depth information and to get answers to any questions or concerns they may have. DCH will provide access to a toll-free number to call for information or to designate their preferred Contractor. Beneficiaries eligible for the CHCP will have full choice of Contractors within their county of residence. Beneficiaries must decide on the Contractor they wish to enroll in within 30 days from the date of approval of Medicaid eligibility. If they do not voluntarily choose a Contractor within 30 days of approval, DCH will automatically assign the Beneficiaries to Contractors within their county of residence.

Under the automatic enrollment process, Beneficiaries will be automatically assigned to Contractors based on performance of the Contractor in areas specified by DCH. DCH will automatically assign a larger proportion of Beneficiaries to Contractors with a higher performance ranking. The capacity of the Contractor to accept new Enrollees and to provide reasonable accessibility for the Enrollees also will be taken into consideration in automatic Beneficiary enrollment. Individuals in a family unit will be assigned together whenever possible. DCH has the sole authority for determining the methodology and criteria to be used for automatic enrollment.

3.	Enrollment Lock-in

Except as stated in this subsection, enrollment into a Contractor’s plan will be for a period of 12 months with the following conditions:

•	At least 60 days before the start of each enrollment period and at least once a year, DCH, or the Enrollment Services contractor, will notify Enrollees of their right to disenroll;

•	Enrollees will be provided with an opportunity to select any Contractor approved for their area during this open enrollment period;

•	Enrollees will be notified that if they do nothing, their current enrollment will continue;

•	Enrollees who choose to remain with the same Contractor will be deemed to have had their opportunity for disenrollment without cause and declined that opportunity;

•	New Enrollees, those who have changed from one Contractor to another or are new to Medicaid eligibility, will have 90 days within which they may change Contractors without cause;

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•	Enrollees who change enrollment within the 90-day period will have another 90 days within which they may change Contractors without cause and this may continue throughout the year;

•	An Enrollee who has already had a 90-day period with a particular Contractor will not be entitled to another 90-day period within the year with the same Contractor;

•	Enrollees who disenroll from a Contractor will be required to change enrollment to another Contractor;

•	All such changes will be approved and implemented by DCH on a calendar month basis.

4.	Rural Area Exception

The DCH will establish a Rural Exception Policy consistent with 42 CFR 438.52 and with the approval from The Centers for Medicare and Medicaid Services that permits a rural exception to the waiver requirement of having two HMOs in every county. This exception will permit mandatory enrollment of beneficiaries into a single health plan. This policy will only be implemented in counties that are designated as “Rural.” A Rural County is defined as any county that is non-urban. The beneficiary much be permitted to choose from at least two physicians or case managers. The beneficiary must have the option of obtaining services from any other provider if the following conditions exist:

•	The type of service or specialist is not available within the HMO,

•	The provider is not part of the network, but is the main source of a service to the beneficiary,

•	The only provider available to the beneficiary does not, because of moral or religious objections, provide the service the enrollee seeks,

•	Related services must be performed by the same provider and all of the services are not available within network,

•	The State determines other circumstances that warrant out of network treatment.

The State shall determine the rural counties to be part of this exception. The State will determine the method of Health Plan Selection and Payment based on Benchmark status, performance measures, provider network, current enrollment, and/or other factors relevant to the area. Attachment A (Awarded Price) will be amended, if applicable, if the health plan is awarded a rural exception county.

5.	Enrollment date

Any changes in enrollment will be approved and implemented by DCH on a calendar month basis.

If a Beneficiary is determined eligible during a month, he or she is eligible for the entire month. In some cases, Enrollees may be retroactively determined eligible. Once a Beneficiary (other than a newborn) is determined to be Medicaid eligible, enrollment in the CHCP and assignment to a Contractor will occur on the first day of the month following the eligibility determination. Contractors will not be responsible for paying for health care services during a period of retroactive eligibility and prior to the date of enrollment in their health plan, except for newborns (Refer to II-G6). Only full-month capitation payments will be made to the Contractor.

If the Beneficiary is in an inpatient hospital setting on the date of enrollment (first day of the month), the Contractor will not be responsible for the inpatient stay or any charges incurred prior to the date of discharge. The Contractor will be responsible for all care from the date of discharge forward. Similarly, if an Enrollee is disenrolled from a Contractor and is in an inpatient hospital setting on the date

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of disenrollment (last day of the month), the Contractor will be responsible for all charges incurred until the date of discharge.

6.	Newborn Enrollment

Newborns of eligible CHCP mothers who were enrolled at the time of the child’s birth will be automatically enrolled with the mother’s Contractor. The Contractor is responsible for submitting a newborn notification form to DCH. The Contractor will be responsible for all Covered Services for the newborn until notified otherwise by DCH. At a minimum, newborns are eligible for the month of their birth and may be eligible for up to one year or longer. The Contractor will receive a capitation payment for the month of birth and for all subsequent months of enrollment.

7.	Open Enrollment

Open enrollment will occur for all Beneficiaries at least once every 12 months. Enrollees will be offered the choice to stay in the health plan they are in or to change to another Contractor within their county at the end of the 12-month lock-in. If the beneficiary resides in a county currently operating under the Rural Exception, there will be no open enrollment period.

8.	Automatic Re-enrollment

Enrollees who are disenrolled from a Contractor’s plan due to loss of Medicaid eligibility will be automatically re-enrolled or assigned to the same Contractor should they regain eligibility within three months. If more than three months have elapsed, Beneficiaries will have full choice of Contractors within their county of residence.

9.	Enrollment Errors by the Department

If DCH enrolls a non-eligible person with a Contractor, DCH will retroactively disenroll the person as soon as the error is discovered and will recoup the capitation paid to the Contractor. Contractor may then recoup payments from its providers if that is permissible under its provider contracts.

10.	Enrollees who move out of the Contractor’s Service Area

The Contractor agrees to be responsible for services provided to an Enrollee who has moved out of the Contractor’s service area after the effective date of enrollment until the Enrollee is disenrolled from the Contractor. DCH will permit Contractor to submit information that an Enrollee has moved out of service area only if such information can be corroborated by an independent third party acceptable to DCH. DCH will expedite prospective disenrollments of Enrollees and process all such disenrollments effective the next available month after notification from FIA that the Enrollee has left the Contractor’s service area. Until the Enrollee is disenrolled from the Contractor, the Contractor will receive a Capitation Rate for these Enrollees at a rate consistent with the highest rate approved for the Contractor. The Contractor is responsible for all medically necessary Covered Services for these Enrollees until they are disenrolled. The Contractor may use its utilization management protocols for hospital admissions and specialty referrals for Enrollees in this situation. Contractors are responsible for all medically necessary authorized services until a member is disenrolled from a plan. Contractors may require members to return to use network providers and provide transportation and Contractors may authorize out of network providers to provide medically necessary services. Enrollment of Beneficiaries who reside out of the service area of a Contractor before the effective date of enrollment will be considered an “enrollment error” as described above.

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11.	Disenrollment Requests Initiated by the Contractor

The Contractor may initiate special disenrollment requests to DCH based on Enrollee actions inconsistent with Contractor membership—for example, if there is fraud, abuse of the Contractor, or other intentional misconduct; or if, in the opinion of the attending PCP, the Beneficiary’s behavior makes it medically infeasible to safely or prudently render Covered Services to the Enrollee. Special disenrollment requests are divided into three categories:

•	Violent/life-threatening situations involving physical acts of violence; physical or verbal threats of violence made against Contractor providers, staff, or the public at Contractor locations; or stalking situations.

•	Fraud/misrepresentation involving alteration or theft of prescriptions, misrepresentation of Contractor membership, or unauthorized use of CHCP benefits.

•	Other noncompliance situations involving the failure to follow treatment plan; repeated use of non-Contractor providers; Contractor provider refusal to see the Enrollee; repeated emergency room use; and other situations that impede care.

Disenrollment requests may also be initiated by the Contractor if the Enrollee becomes medically eligible for services under Title V of the Social Security Act as described in Section II-U-4-cv (page 56) or is admitted to a nursing facility for custodial care. The Contractor must provide DCH with medical documentation to support this type of disenrollment request. Information must be provided in a timely manner using the format specified by DCH. DCH reserves the right to require additional information from the Contractor to assess the need for Enrollee disenrollment and to determine the Enrollee’s eligibility for special services.

12.	Medical Exception

The Beneficiary may request an exception to enrollment in the CHCP if he or she has a serious medical condition and is undergoing active treatment for that condition with a physician that does not participate with the Contractor at the time of enrollment. The Beneficiary must submit a medical exception request to DCH.

13.	Disenrollment for Cause Initiated by the Enrollee

The Enrollee may request a disenrollment for cause from a Contractor’s plan at any time during the enrollment period. Reasons cited in a request for disenrollment for cause may include poor quality care or lack of access to necessary specialty services covered under the Contract. Beneficiaries must demonstrate that adequate care is not available by providers within the Health Plan’s provider network. Further criteria, as necessary, will be developed by DCH. Enrollees who are granted a disenrollment for cause will be required to change enrollment to another Contractor.

14.	Termination of Coverage

(a)	The Contractor shall be responsible for the Enrollee’s medical care until the Department notifies the Contractor that its responsibility for the Enrollee is no longer in effect.

(b)

DCH will not retroactively disenroll any Enrollees unless the person was enrolled in error, the person died before the beginning of the month in which a capitation payment was made, or for CSHCS enrollment as described under (c) (v) below. Recoupments of capitation will be collected by DCH for all retroactive disenrollments. DCH shall only retroactively enroll newborns. During Contract year beginning October 1, 2001, the DCH will initiate a process to prospectively re-enroll Medicaid Beneficiaries with the Contractor who have regained eligibility within 93 days from the date eligibility was lost. Until that process is implemented, the Contractor will remain responsible for medically necessary

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services provided to Beneficiaries who were retroactively reinstated with the Contractor.

(c)	Coverage for an Enrollee shall terminate whenever any of the following occurs:

i.	This Contract is terminated for any reason.

ii.	The Enrollee is no longer eligible for Medicaid and does not regain eligibility within ninety-three (93) days.

iii.	The Enrollee dies. The Contractor shall be entitled to a capitation payment for such person through the last day of the month in which death occurred.

iv.	Enrollee moves outside the Contractor’s service area. In such instances, the Enrollee shall be disenrolled effective the first (1st) day of the month following DCH’s implementation of the change of address. The Contractor shall remain responsible for all medically necessary Covered Services until the effective date of disenrollment

v.	The Enrollee is medically eligible for CSHCS and has elected to enroll in CSHCS. When the Enrollee has joined CSHCS, the Enrollee will be disenrolled from the Contractor’s health plan effective with the first day of the month for which CSHCS medical eligibility was determined. The Contractor will assist DCH in determining medical eligibility by promptly providing medical documentation to DCH using standard forms and will also assist the DCH in CSHCS enrollment education efforts after medical eligibility has been confirmed.

vi.	The Enrollee is eligible for long-term custodial services in a nursing facility following discharge from an acute care inpatient facility.

•	The Contractor shall involve DCH in discharge planning for Enrollees whom the Contractor believes will require custodial long-term care services in a nursing facility upon discharge from the inpatient setting. If DCH is involved and if DCH agrees that the Enrollee meets the criteria for admission to a nursing facility for long-term custodial care upon discharge from the inpatient setting, DCH will disenroll the Enrollee from the Contractor’s plan upon discharge from the inpatient setting.

•	If the Contractor fails to provide DCH with sufficient notice of the impending discharge or does not include DCH in discharge planning for the Enrollee, the Contractor will be responsible for all services required by the Enrollee for up to 45 days.

•	The Contractor is responsible for all restorative and rehabilitative services required by its Enrollees (including care in a nursing facility). The Contractor is not responsible for Covered Services provided in a nursing facility that was not authorized by the Contractor.

•	DCH has sole responsibility for the determination of eligibility for long-term care services paid for by DCH.

vii.	The Enrollee is admitted to a state psychiatric hospital. An Enrollee admitted to a state psychiatric hospital shall be disenrolled at the end of the month. The Contractor shall not be responsible for reimbursing the state psychiatric hospital.

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II-H	SCOPE OF COMPREHENSIVE BENEFIT PACKAGE

1.	Services Included

The Covered Services that the Contractor has available for Enrollees must include, at a minimum, the Covered Services listed below. The Contractor may limit services to those which are medically necessary and appropriate, and which conform to professionally accepted standards of care. Contractors must operate consistent with all applicable Medicaid provider manuals and publications for coverages and limitations. If new services are added to the Michigan Medicaid Program, or if services are expanded, eliminated, or otherwise changed, the Contractor must implement the changes consistent with State direction in accordance with the provisions of Contract Section I-T.

Although the Contractor must provide the full range of Covered Services listed below, they may choose to provide services over and above those specified.

The services provided to Enrollees under this Contract include, but are not limited to, the following:

•	Ambulance and other emergency medical transportation

•	Blood lead follow-up services for individuals under the age of 21

•	Certified nurse midwife services

•	Certified pediatric and family nurse practitioner services

•	Chiropractic services for persons under age 21

•	Diagnostic lab, x-ray and other imaging services

•	Durable medical equipment and supplies

•	Emergency services

•	End Stage Renal Disease services

•	Family planning services

•	Health education

•	Hearing & speech services

•	Hearing aids for persons under age 21

•	Home Health services

•	Hospice services (if requested by the Enrollee)

•	Immunizations

•	Inpatient and outpatient hospital services

•	Intermittent or short-term restorative or rehabilitative nursing care (in or out of a facility)

•	Maternal and Infant Support Services (MSS/ISS)

•	Medically necessary weight reduction services

•	Mental health care up to 20 outpatient visits per Contract year

•	Out-of-state services authorized by the Contractor

•	Outreach for included services, especially, pregnancy related and well-child care

•	Parenting and birthing classes

•	Pharmacy services

•	Podiatry services for persons under age 21

•	Practitioners’ services (such as those provided by physicians, optometrists and dentists enrolled as a Medicaid Provider Type 10)

•	Prosthetics & orthotics

•	Therapies, (speech, language, physical, occupational)

•	Transplant services

•	Transportation

•	Treatment for sexually transmitted disease (STD)

•	Vision services

•	Well child/EPSDT for persons under age 21

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2.	Enhanced Services

In conjunction with the provision of Covered Services, the Contractor agrees to do the following:

•	Place strong emphasis on programs to enhance the general health and well-being of Enrollees;

•	Makes available health promotion programs to the Enrollees;

•	Promote the availability of health education classes for Enrollees;

•	Consider providing education for Enrollees with, or at risk for, a specific disability;

•	Consider providing education to Enrollees, Enrollees’ families, and other health care providers about early intervention and management strategies for various illnesses and/or exacerbations related to that disability or disabilities.

The Contractor agrees that the enhanced services must comply with the marketing and other relevant guidelines established by DCH. DCH will be receptive to innovation in the provision of health promotion services and, if appropriate, will seek any federal waivers necessary for the Contractor to implement a desired innovative program.

The Contractor may not charge an Enrollee a fee for participating in health education services that fall under the definition of a Covered Service under this section of the Contract. A nominal fee may be charged to an Enrollee if the Enrollee elects to participate in programs beyond the Covered Services.

3.	Services Covered Outside of the Contract

The following services are not Contractor requirements:

•	Dental services

•	Services provided by a school district and billed through the Intermediate School District

•	Inpatient hospital psychiatric services (Contractors are not responsible for the physician cost related to providing psychiatric admission physical and histories. However, if physician services are required for other than psychiatric care during a psychiatric inpatient admission, the Contractor would be responsible for covering the cost, provided the service has been prior authorized and is a covered benefit.)

•	Outpatient partial hospitalization psychiatric care

•	Mental health services in excess of 20 outpatient visits each contract year

•	Substance abuse services through accredited providers including:

•	Screening and assessment

•	Detoxification

•	Intensive outpatient counseling and other outpatient services

•	Methadone treatment

•	Services provided to persons with developmental disabilities and billed through Provider Type 21

•	Custodial care in a nursing facility

•	Home and Community based waiver program services

•	Personal care or home help services

•	Transportation for services not covered in the CHCP

•	Pharmacy and related services prescribed by providers under the State’s Contract for specialty behavioral services or the State’s Contract for specialty services for persons with developmental disabilities

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4.	Services Prohibited or Excluded Under Medicaid:

•	Elective abortions and related services

•	Experimental/Investigational drugs, procedures or equipment

•	Elective cosmetic surgery

II-I	SPECIAL COVERAGE PROVISIONS

Specific coverage and payment policies apply to certain types of services and providers, including the following:

•	Emergency services

•	Out-of-network services

•	Family planning services

•	Maternal and Infant Support Services

•	Federally Qualified Health Center (FQHC)

•	Co-payments

•	Abortions

•	Pharmacy services

•	Early and Periodic Screening, Diagnosis & Treatment (EPSDT) Program

•	Immunizations

•	Transportation

•	Transplant services

•	Post-partum stays

•	Communicable disease services

•	Restorative health services

•	Adolescent health centers

1.	Emergency Services

The Contractor must cover Emergency Services as well as medical screening exams consistent with the Emergency Medical Treatment and Active Labor Act (EMTALA) (41 USCS 1395 dd (a)). The Enrollee must be screened and stabilized without requiring prior authorization.

The Contractor must ensure that Emergency Services are available 24 hours a day and 7 days a week. The Contractor is responsible for payment of all out-of-plan or out-of-area Emergency Services and medical screening and stabilization services provided in an emergency department of a hospital consistent with the legal obligation of the emergency department to provide such services. The Contractor will not be responsible for paying for non-emergency treatment services that are not authorized by the Contractor.

(a)	Emergency Transportation

The Contractor agrees to provide emergency transportation for Enrollees. In the absence of a contract between the emergency transportation provider and the Contractor, a properly completed and coded claim form for emergency transport, which includes an appropriate ICD-9-CM diagnosis code as described in Medicaid policy, will receive timely processing and payment by the Contractor.

(b)	Professional Services

The Contractor agrees to provide professional services that are needed to evaluate or stabilize an emergency medical condition that is found to exist using a prudent layperson standard. Contractors acknowledge that hospitals that offer emergency services are required to perform a medical screening examination on emergency room clients leading to a clinical determination by the examining physician that an emergency medical condition does or does not

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exist. The Contractor further acknowledges that if an emergency medical condition is found to exist, the examining physician must provide whatever treatment is necessary to stabilize that condition of the Enrollee.

(c)	Facility Services

The Contractor agrees to ensure that Emergency Services continue until the Enrollee is stabilized and can be safely discharged or transferred. If an Enrollee requires hospitalization or other health care services that arise out of the screening assessment provided by the emergency department, then the Contractor may require prior authorization for such services. However, such services shall be deemed prior authorized if the Contractor does not respond within the timeframe established under rules of the federal Balanced Budget Act of 1997 for responding to a request for authorization being made by the emergency department.

2.	Out-of-Network Services

Services may be Contractor authorized either out of the area or out of the Contractor’s network of providers. Unless otherwise noted in this Contract, the Contractor is responsible for coverage and payment of all emergency and authorized care provided outside of the established network. Out-of-network claims must be paid at established Medicaid fees that currently exist for paying participating Medicaid providers as established by Medicaid policy.

3.	Family Planning Services

Family planning services include any medically approved diagnostic evaluation, drugs, supplies, devices, and related counseling for the purpose of voluntarily preventing or delaying pregnancy or for the detection or treatment of sexually transmitted diseases (STDs). Services are to be provided in a confidential manner to individuals of child bearing age including minors who may be sexually active, who voluntarily choose not to risk initial pregnancy, or wish to limit the number and spacing of their children.

The Contractor agrees:

•	That Enrollees will have full freedom of choice of family planning providers, both in-plan and out-of-plan;

•	To encourage the use of public providers in their network;

•	To pay providers of family planning services who do not have contractual relationships with the Contractor, or who do not receive PCP authorization for the service at established Medicaid fee-for-service (FFS) fees that currently exist for paying participating Medicaid providers;

•	To encourage family planning providers to communicate with PCPs once any form of medical treatment is undertaken;

•	To maintain accessibility for family planning services through promptness in scheduling appointments, particularly for teenagers;

•	That family planning services do not include treatment for infertility.

4.	Maternal and Infant Support Services

In regard to MSS/ISS, the Contractor agrees:

•	That maternal and infant support services are specialized preventive services provided to pregnant women, mothers and their infants to help reduce infant mortality and morbidity;

•	That these support services are effectively provided by a multidisciplinary team of health professionals who concentrate on social services, nutrition, and health education;

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•	That it will ensure that the mothers and infants have proper nutrition, psychosocial support, transportation for all health services, assistance in understanding the importance of receiving routine prenatal care, Well Child Visits and immunizations, as well as other necessary health services, care coordination, counseling and social casework, Enrollee advocacy, and appropriate referral services;

•	That the support services are intended for those Enrollees who are most likely to experience serious health problems due to psychosocial or nutritional conditions;

•	Certified providers must provide that maternal and infant support services.

The Contractor agrees that during the course of providing prenatal or infant care, support services will be provided if any of the following conditions are likely to affect the pregnancy:

•	Disadvantageous social situation

•	Negative or ambivalent feelings about the pregnancy

•	Mother under age 18 and has no family support

•	Need for assistance to care for herself and infant

•	Mother with cognitive emotional or mental impairment

•	Nutrition problem

•	Need for transportation to keep medical appointments

•	Need for childbirth education

•	Abuse of alcohol or drugs or smoking

The Contractor agrees that infant support services are home based services and will be provided if any of the following conditions exist with the mother or infant:

•	Abuse of alcohol or drugs (especially cocaine) or smoking

•	Mother is under age 18 and has no family support

•	Family history of child abuse or neglect

•	Failure to thrive

•	Low birth weight (less than 2500 grams)

•	Mother with cognitive, emotional or mental impairment

•	Homeless or dangerous living/home situation

•	Any other condition that may place the infant at risk for death, illness or significant impairment

Due to the potentially serious nature of these conditions, some Enrollees will need the assistance of the FIA Children’s Protective Services. The Contractor agrees to work cooperatively and on an ongoing basis with local FIA office to establish and maintain a referral protocol and working relationship.

5.	Federally Qualified Health Centers (FQHCs)

The Contractor agrees to provide Enrollees with access to services provided through a Federally Qualified Health Center (FQHC) if the Enrollee resides in the FQHC’s service area and if the Enrollee requests such services. For purposes of this requirement, the service area will be defined as the county in which the FQHC is located. The Contractor must inform Enrollees of this right in their member handbooks. If a Contractor has an FQHC in its provider network and allows members to receive medically necessary services from the FQHC, the Contractor has fulfilled its responsibility to provide FQHC services and does not need to allow its members to access FQHC services out-of-network.

If a Contractor does not include an FQHC in its provider network and an FQHC exists in the service area (county), the Contractor will have to pay FQHC charges if an Enrollee member requests such services.

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For services furnished on or after October 1, 1997, FQHCs are entitled, pursuant to the Social Security Act, to reasonable cost-based reimbursement as subcontractors of section 1903 (m) organizations. Section 4712(b)(2) requires that rates of payments between FQHCs and Managed Care Organizations (Health Plans) shall not be less than the amount of payment for a similar set of services with a non-

FQHC. States are required to make supplemental payments, at least on a quarterly basis, for the difference between the rates paid by section 1903 (m) organizations (Health Plans) and the reasonable cost of FQHC subcontracts with the 1903 (m) organization (Health Plans). Beginning in Fiscal Year (FY) 2000, the difference states will be required to pay begins to phase down from 100 percent; specifically, 95 percent of reasonable cost in FY 2000, 2001, and 2002; 90 percent in FY 2003; and 85 percent in FY 2004.

FQHC services must be prior authorized by the Contractor, however the Contractor may not refuse to authorize medically necessary services if the Contractor does not have a FQHC in the network for the service area (county). Contractors may expect a sharing of information and data and appropriate network referrals from FQHCs.

6.	Co-payments

The Contractor may subject Enrollees to co-payment requirements, consistent with state and federal guidelines, including, but not limited to, 42 CFR 447.50 through 447.60. In regard to co-payments, the Contractor agrees that it will not implement co-payments without DCH approval and that co-payments will only be implemented following the annual open enrollment period. Enrollees must be informed of co-payments during the open enrollment period.

Subject to the same limitations identified in this subsection, the DCH will permit co-payments to be implemented by Health Plans outside of the annual enrollment period if the Health Plan provides notification to all of their Medicaid Enrollees and waives the 12-month lock-in from date of notification to enrollees through 30 days following the effective date of the co-payment. Approval outside of the annual open enrollment period will be permitted only once a year consistent with a DCH developed schedule.

No provider may deny services to an individual who is eligible for the services due to the individual’s inability to pay the co-payment.

7.	Abortions

Medicaid funds cannot be used to pay for elective abortions (and related services) to terminate pregnancy unless a physician certifies that the abortion is medically necessary to save the life of the mother. Elective abortions must also be covered if the pregnancy is a result of rape or incest. Treatment for medical complications occurring as a result of an elective abortion will be covered. Treatments for spontaneous, incomplete, or threatened abortions and for ectopic pregnancies will be covered.

8.	Pharmacy

The Contractor may have a prescription drug management program that includes a drug formulary. DCH may review a formulary if Enrollee complaints regarding access have been filed regarding the formulary. The Contractor agrees to have a process to approve physicians’ requests to prescribe any medically appropriate drug that is covered under the Medicaid fee-for-services program.

Drug coverages must include over-the-counter products such as insulin syringes, reagent strips, psyllium, and aspirin, as covered by the Medicaid fee-for-services program. Condoms must also be made available to all eligible Enrollees.

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The Contractor agrees to act as DCH’s third party administrator and reimburse pharmacies for psychotropic drugs. In the performance of this function:

(a)	The Contractor must follow Medicaid Fee-For-Service utilization controls for Medicaid psychotropic prescriptions. The Contractor must prior authorize only the psychotropic drugs that are prior authorized by Medicaid Fee-For-Service.

(b)	The Contractor agrees that it and its pharmacy benefit managers are precluded from billing manufacturer rebates on psychotropic drugs.

(c)	The Contractor agrees to provide payment files to DCH in the format and manner prescribed by DCH.

(d)	DCH agrees to use the payment files to reimburse the Contractor for the payments made on behalf of CMHSPs using the following formula:

•	100% of all anti-psychotics

•	100% of antiparkinson drugs, anticholinergic

•	60% all other psychotropic drugs

(e)	In order to meet the terms of this sub-section, the Contractor will have to enroll with DCH as a Medicaid pharmacy provider; however, that enrollment is limited to fulfilling the terms of this part of the Contract.

(f)	Contractor is responsible for covering lab and x-ray services related to the ordering of psychotropic drug prescriptions for CMHSP clients who are also Enrollees of the contractor’s health plan but may limit access to its contracted lab and x-ray providers.

9.	Well Child Care/Early and Periodic Screening, Diagnosis & Treatment (EPSDT) Program

Well Child/EPSDT is a Medicaid child health program of early and periodic screening, diagnosis and treatment services for children, adolescents, and young adults under the age of 21. It supports two goals: to ensure access to necessary health resources, and to assist parents and guardians in appropriately using those resources. The Contractor agrees to provide the following program:

(a)	As specified in federal regulations, the screening component includes a general health screening most commonly known as a periodic well-child exam. The required Well Child/EPSDT screening guidelines, based on the American Academy of Pediatrics’ recommendations for preventive pediatric health care, include:

•	Health and developmental history

•	Developmental/behavioral assessment

•	Age appropriate unclothed physical examination

•	Height and weight measurements, and age appropriate head circumference

•	Blood pressure for children 3 and over

•	Immunization review and administration of appropriate immunizations

•	Health education including anticipatory guidance

•	Nutritional assessment

•	Hearing, vision and dental assessments

•	Lead toxicity screening ages 1-5, with blood sample for lead level determination as indicated

•	Interpretive conference and appropriate counseling for parents or guardians

Additionally, objective testing for developmental behavior, hearing, and vision must be performed in accordance with the periodicity schedule included in Medicaid policy. Laboratory services for tuberculin testing, hematocrit, urinalysis, hemoglobin, or other needed testing as determined by the physician must be provided.

(a)	Vision services under Well Child/EPSDT must include at least diagnosis and treatment for defective vision, including glasses if appropriate.

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(b)	Dental services under Well Child/EPSDT must include at least relief of pain and infections, restoration of teeth, and maintenance of dental health. (The Contractor is responsible for screening and referral only.)

(c)	Hearing services must include at least diagnosis and treatment for hearing defects, including hearing aids as appropriate.

(d)	Other health care, diagnostic services, treatment, or services covered under the State Medicaid Plan necessary to correct or ameliorate defects, physical or mental illnesses, and conditions discovered during a screening. A medically necessary service may be available under Well Child/EPSDT if listed in a federal statute as a potentially covered service, even if Michigan’s Medicaid program does not cover the service under its State plan for Medical Assistance Program.

Appropriate referrals must be made for a diagnostic or treatment service determined to be necessary. Oral screening should be part of a physical exam; however, each child must have a direct referral to a dentist after age two. It is the Contractor’s responsibility to ensure that an appropriate dental provider sees the child. Children should also be referred to a hearing and speech clinic, optometrist or ophthalmologist, or other appropriate provider for objective hearing and vision services as necessary. Referral to community mental health services also may be appropriate. If a child is found to have elevated blood lead levels in accordance with standards disseminated by DCH, a referral should be made to the local health department for follow-up services that may include an epidemiological investigation to determine the source of blood lead poisoning.

The Contractor shall provide or arrange for outreach services to Medicaid beneficiaries who are due or overdue for well-child visits. Outreach contacts may be by phone, home visit, or mail. The Contractor will meet this requirement by contracting with local health departments and the provision to local health departments of the names of children due or overdue for well child visits.

10.	Immunizations

The Contractor agrees to provide all Enrollees with all vaccines and immunizations in accordance with the Advisory Committee on Immunization Practices (ACIP) guidelines. The Contractor must ensure that all providers use vaccines available free under the Vaccine for Children (VFC) program for children 18 years old and younger, and use vaccines for adults such as hepatitis B available at no cost from local health departments under the Vaccine Replacement Program. Immunizations should be given in conjunction with Well-Child/EPSDT care. The Contractor must participate in the locally accessed Michigan Children’s Immunization Registry that will maintain a database of child vaccination histories and enable tracking and recall.

Contractor will be responsible for the reimbursement of immunization that Enrollees have obtained from local health departments at Medicaid-Fee-For-Service rates. This policy is effective without Contractor prior authorization and regardless of whether a contract exists between the Contractor and the local health departments.

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11.	Transportation

The Contractor must ensure transportation and travel expenses determined to be necessary for Enrollees to secure medically necessary medical examinations and treatment. The Contractor agrees to provide a description, upon request, of the method(s) used to ensure this requirement is met. Contractors will receive supplemental funding for non-emergency transportation.

12.	Transplant Services

The Contractor agrees to cover all costs associated with transplant surgery and care. Related care may include but is not limited to organ procurement, donor searching and typing, harvesting of organs, related donor medical costs. Cornea and kidney transplants and related procedures are covered services. Extrarenal organ transplants (heart, lung, heart-lung, liver, pancreas, bone marrow including allogenic, autologous and peripheral stem cell harvesting, and small bowel) must be covered on a patient-specific basis when determined medically necessary according to currently accepted standards of care. The Contractor must have a process in place to evaluate, document, and act upon such requests.

13.	Post-Partum Stays

Contractors agree to cover a minimum length of post-partum stay at a hospital that is consistent with the minimum hospital stay standards of the American Academy of Pediatrics and the American College of Obstetricians and Gynecologists.

14.	Communicable Disease Services

The Contractor agrees that Enrollees may receive treatment services for communicable diseases from local health departments without prior authorization by the Contractor. For purposes of this section, communicable diseases are HIV/AIDS, STDs, tuberculosis, and vaccine-preventable communicable diseases.

To facilitate coordination and collaboration, Contractors are encouraged to enter into agreements with local health departments. Such agreements should provide details regarding confidentiality, service coordination and instances when local health departments will provide direct care services for the Contractor’s Enrollees. Agreements should also discuss, where appropriate, reimbursement arrangements between the Contractor and the local health department.

If a local agreement is not in effect, and an Enrollee receives services for a communicable disease from a local health department, the Contractor is responsible for payment to the local health department at established Medicaid fee-for-service fees that currently exist for participating providers.

15.	Restorative Health Services

The Contractor is responsible for providing up to 45 days of restorative health care services as long as medically necessary and appropriate for Enrollees.

Restorative health services means intermittent or short-term “restorative” or rehabilitative nursing care that may be provided in or out of health care facilities.

The Contractor will be expected to help facilitate support services such as home help services that are not the direct responsibility of the Contractor but are services to which Enrollees may be entitled. Such care coordination should be provided consistent with the individual or person-centered planning that is necessary for Enrollee members with special health care needs.

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16.	School Based/School Linked (Adolescent) Health Centers

The Contractor acknowledges that Enrollees may choose to obtain services from a School Based/School Linked Health Center (SBLHC) without prior authorization from the Contractor. If the SBLHC does not have a contractual relationship with the Contractor, then the Contractor is responsible for payment to the SBLHC at Medicaid fee-for-service rates in effect on the date of service.

Contractors may contract with an SBLHC to deliver Covered Services as part of the Contractor’s network. Covered Services shall be medically necessary and administered, or arranged for, by a designated PCP. The SBLHC will meet the Contractor’s written credentialing and re-credentialing policies and procedures for ensuring quality of care and ensuring that all providers rendering services to Enrollees are licensed by the State and practice within their scope of practice as defined for them in Michigan’s Public Health Code.

If a contract exists between the SBLHC and the Contractor, then the SBLHC is to be reimbursed according to the provisions of the contractual agreement.

17.	Hospice Services

Contractor is responsible for all medically necessary and authorized hospice services, including the “room and board” component of the hospice benefit when provided in a nursing home. Members who have elected the hospice benefit will not be disenrolled after 45 days in a nursing home as otherwise permitted under subsection (15) of the section.

18.	20 Visit Mental Health Outpatient Benefit

The Contractor shall provide the 20 Visit Mental Health Outpatient Benefit consistent with the policy and procedures established by Medicaid Policy Bulletin (QHP 00-08). Services may be provided through contracts with Community Mental Health Services Programs (CMHSP) or through contracts with other appropriate providers within the service area.

II-J	OBSERVANCE OF FEDERAL, STATE AND LOCAL LAWS

The Contractor agrees that it will comply with all state and federal statutes, regulations and administrative procedures that become effective during the term of this Contract. Federal regulations governing contracts with risk-based managed care plans are specified in section 1903(m) of the Social Security Act and 42 CFR Part 434, and will govern this Contract. The State is not precluded from implementing any changes in state or federal statutes, rules or administrative procedures that become effective during the term of this Contract and will implement such changes pursuant to Contract Section (I-T).

1.	Special Waiver Provisions for CHCP

DCH’s waiver renewal application to CMS under the auspices of section 1915(b)(1)(2), requesting that section 1902 (a)(23) of the Social Security Act be waived, has been approved. The renewal was approved by CMS for the period April 22, 2003 through April 22, 2005. Under this waiver, Beneficiaries will be enrolled with a Contractor in the county of their residence. All health care for Enrollees will be arranged for or administered by the Contractor only. Federal approval of the waiver is required prior to commitment of the federal financing share of funds under this Contract. No other waiver is necessary to implement this Contract.

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2.	Fiscal Soundness of the Risk-Based Contractor

Federal regulations require that the risk-based Contractors maintain a fiscally solvent operation and DCH has the right to evaluate the ability of the risk-based Contractor to bear the risk of potential financial losses, or to perform services based on determinations of payable amounts under the Contract. The State will require a minimum net worth and a set reserve amount as a condition of maintaining status as a Contractor.

3.	Suspended Providers

Federal regulations and State law preclude reimbursement for any services ordered, prescribed, or rendered by a provider who is currently suspended or terminated from direct and indirect participation in the Michigan Medicaid program or federal Medicare program. An Enrollee may purchase services provided, ordered, or prescribed by a suspended or terminated provider, but no Medicaid funds may be used. DCH publishes a list of providers who are terminated, suspended, or otherwise excluded from participation in the program. The Contractor must ensure that its provider networks do not include these providers.

Pursuant to Section 1932(d)(1) of the Social Security Act, a Contractor may not knowingly have a director, officer, partner, or person with beneficial ownership of more than 5% of the entity’s equity who is currently debarred or suspended by any federal agency. Contractors are also prohibited from having an employment, consulting, or any other agreement with a debarred or suspended person for the provision of items or services that are significant and material to the Contractor’s contractual obligation with the State.

The United States General Services Administration (GSA) maintains a list of parties excluded from federal programs. The “excluded parties lists” (EPLS) and any rules and/or restrictions pertaining to the use of EPLS data can be found on GSA’s homepage at the following Internet address: www.arnet.gov/epls.

4.	Public Health Reporting

State law requires that health professionals comply with specified reporting requirements for communicable disease and other health indicators. The Contractor agrees to ensure compliance with all such reporting requirements through its provider contracts.

5.	Compliance with CMS Regulation

Contractors are required to comply with all CMS regulations, including, but not limited to, the following:

•	Enrollee Payments: As required by 42 CFR Part 432.22, DCH will deny payment for new Enrollees when payment for those Enrollees are denied by CMS pursuant to 42 CFR 434.67(e).

•	Enrollment and Disenrollment: As required by 42 CFR 438.56, Contractors must meet all the requirements specified for enrollment and disenrollment limitations.

•	Provision of Covered Services: As required by 42 CFR 438.102(2), Contractors are required to provide all covered services listed in Section II-H or II-I of the contract.

6.	Compliance with HIPAA Regulation

The Contractor shall comply with all applicable provisions of the Health Insurance Portability and Accountability Act of 1996 by the required deadlines (codified at 45 CFR Parts 160 through 164).

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7.	Advanced Directives Compliance

The Contractor shall comply with all provisions for advance directives as required under 42 CFR 434.28. The Contractor must have in effect, written policies and procedures for the use and handling of advance directives written for any adult individual receiving medical care by or through the Contractor. The policies and procedures must include at least the following provisions:

•	The Enrollees’ right to have and exercise advance directives under the law of the State of Michigan, [MCL 700.5506-700.5512 (Act 386 of 1998) and MCL 333.1051-333.1064 (Act 193 of 1996)]. Changes to State law must be updated in the policies no later than 90 days after the changes occur, if applicable.

•	The Contractor’s procedures for respecting those rights, including any limitations if applicable

8.	Medicaid Policy

As required, Contractors shall comply with provisions of Medicaid policy developed under the formal policy consultation process, as established by the Medical Assistance Program.

II-K	CONFIDENTIALITY

All Enrollee information, medical records, data and data elements collected, maintained, or used in the administration of this Contract shall be protected by the Contractor from unauthorized disclosure. The Contractor must provide safeguards that restrict the use or disclosure of information concerning Enrollees to purposes directly connected with its administration of the Contract.

The Contractor must have written policies and procedures for maintaining the confidentiality of data, including medical records, client information, appointment records for adult and adolescent sexually transmitted disease, and family planning services.

II-L	CRITERIA FOR CONTRACTORS

The Contractor agrees to maintain its capability to deliver Covered Services to Enrollees by meeting the following criteria:

1.	Administrative and Organizational Criteria

The Contractor will:

•	Provide organizational and administrative structure and key specified personnel;

•	Provide management information systems capable of collecting processing, reporting and maintaining information as required;

•	Have a governing body that meets the requirements defined in this Contract;

•	Meet the specified administrative requirements, i.e., quality improvement, utilization management, provider network, reporting, member services, provider services, staffing;

•	Be accredited as a managed care organization by either the National Committee for Quality Assurance (NCQA) or Joint Commission on Accreditation of Health Care Organizations (JCAHO) no later than September 30, 2003.

•	Be incorporated within the State of Michigan.

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2.	Financial Criteria

The Contractor agrees to comply with all HMO financial requirements and maintain financial records for its Medicaid activities separate from other financial records.

3.	Provider Network and Health Service Delivery Criteria

The Contractor:

•	Has a network of qualified providers in sufficient numbers and locations to provide appropriate access to Covered Services;

•	Provides or arranges appropriate accessible care 24 hours a day, 7 days a week to the enrolled population.

•	Has local agreements with DCH contracted behavioral health and developmental disability providers and coordinates care.

•	Complies with Medicaid Policy regarding procedures for authorization and reimbursement for out of network providers.

II-M	CONTRACTOR ORGANIZATIONAL STRUCTURE, ADMINISTRATIVE SERVICES, FINANCIAL REQUIREMENTS AND PROVIDER NETWORKS

1.	Organizational Structure

The Contractor will maintain an administrative and organizational structure that supports a high quality, comprehensive managed care program. The Contractor’s management approach and organizational structure will ensure effective linkages between administrative areas such as: provider services, member services, regional network development, quality improvement and utilization review, grievance/complaint review, and management information systems.

The Contractor will be organized in a manner that facilitates efficient and economic delivery of services that conforms to acceptable business practices within the State. The Contractor will employ senior level managers with sufficient experience and expertise in health care management, and must employ or contract with skilled clinicians for medical management activities.

The Contractor must not include persons who are currently suspended or terminated from the Medicaid program in its provider network or in the conduct of the Contractor’s affairs.

The Contractor will provide, upon request from DCH, a copy of the current organizational chart with reporting structures, names, and positions. A written narrative which documents the operation of the organization and the educational background, relevant work experience, and current job description for the key personnel identified in the organizational chart must be available upon request.

The Contractor will not employ, or hold any contracts or arrangements with, any individuals who have been suspended, debarred, or otherwise excluded under the Federal Acquisition Regulation as described in 42 CFR 438.610. This prohibition includes all individuals responsible for the conduct of the Contractor’s affairs, or their immediate families, or any legal entity in which they or their families have a financial interest exceeding 5% of the stock or assets of the entity.

The Contractor will provide, upon request, a disclosure statement fully disclosing to DCH the nature and extent of any contracts or arrangements between the individuals responsible for the conduct of the Contractor’s affairs (or their immediate families, or any legal entity in which they or their families have a financial interest exceeding 5% of the stock or assets of the entity) and the Contractor or a provider or other person concerning any financial relationship with the Contractor. The

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disclosure statements must be signed by each person listed and notarized. DCH must be notified in writing of a substantial change in the facts set forth in the statement not more than 30 days from the date of the change.

Information required to be disclosed in this section shall also be available to the Department of Attorney General, Health Care Fraud Division.

2.	Administrative Personnel

The Contractor will have sufficient administrative staff and organizational components to comply with all program standards. The Contractor shall ensure that all staff has appropriate training, education, experience, licensure as appropriate, liability coverage, and orientation to fulfill the requirements of the positions. Resumes for key personnel must be available upon request from DCH. Resumes must indicate the type and amount of experience each person has relative to the position.

The Contractor must promptly provide written notification to DCH of any vacancies of key positions and must make every effort to fill vacancies in all key positions with qualified persons as quickly as possible. The Contractor shall inform DCH in writing within seven (7) days of staffing changes in the following key positions:

•	Administrator (Chief Executive Officer)

•	Medical Director

•	Chief Financial Officer

•	Management Information System Director

The Contractor shall provide the following positions (either through direct employment or contract):

(a)	Executive Management

A full time administrator with clear authority over general administration and implementation of requirements set forth in the Contract including responsibility to oversee the budget and accounting systems implemented by the Contractor. The administrator shall be responsible to the governing body for the daily conduct and operations of the Contractor’s plan.

(b)	Medical Director

The medical director shall be a Michigan-licensed physician (MD or DO) and shall be actively involved in all major clinical program components of the Contractor’s plan including review of medical care provided, medical professional aspects of provider contracts, and other areas of responsibility as may be designated by the Contractor. The medical director shall devote sufficient time to the Contractor’s plan to ensure timely medical decisions, including after hours consultation as needed. The medical director shall be responsible for managing the Contractor’s Quality Assessment and Performance Improvement Program. The medical director shall ensure compliance with state and local reporting laws on communicable diseases, child abuse, and neglect.

(c)	Quality Improvement/Utilization Director

A full time quality improvement/utilization director who is either the Contractor’s medical director, or a Michigan licensed physician, or Michigan licensed registered nurse, or another licensed clinician as approved by DCH based on the plan’s ability to demonstrate that the clinician possesses the training and

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education to perform the duties of the quality improvement/utilization director outlined in the contract.

(d)	Chief Financial Officer

Full-time chief financial officer to oversee the budget and accounting systems implemented by the Contractor.

(e)	Support/Administrative Staff

Adequate clerical and support staff to ensure appropriate functioning of the Contractor’s operation.

(f)	Member Services Director

Staff to coordinate communications with Enrollees and to act as Enrollee advocates. There shall be sufficient member service staff to enable Enrollees to receive prompt resolution of their problems or inquiries.

(g)	Provider Services Director

Staff to coordinate communications between the Contractor and its subcontractors and other providers. There shall be sufficient provider services staff to enable providers to receive prompt resolution of their problems or inquiries.

(h)	Grievance/Complaint Coordinator

Staff to coordinate, manage, and adjudicate member and provider grievances.

(i)	Management Information System (MIS) Director

Full-time MIS director to oversee the data management system, and to ensure that all reporting and claims payments are timely and accurate.

(j)	Compliance Officer

Full-time compliance officer to oversee that a mandatory compliance plan is in place and all reporting of fraud and abuse guidelines are being followed as outlined in the Balanced Budget Act (BBA).

3.	Administrative Requirements

The Contractor agrees to have the following policies, processes, and plans in place.

•	Written policies, procedures and an operational plan for management information systems;

•	A process to review and authorize all network provider contracts;

•	A process to credential and monitor credentials of all healthcare personnel;

•	A process to identify and address instances of fraud and abuse;

•	A process to review and authorize contracts established for reinsurance and third party liability if applicable;

•	Policies that comply with all federal and state business requirements;

•	The Contractor must comply with all Contract reporting requirements; and

•

Designated liaisons – these must include a management information system (MIS) liaison and a general management liaison. All communication between the Contractor and DCH must occur through the designated liaisons unless otherwise specified by DCH. The general management liaison will also be

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designated as the authorized Contractor expediter pursuant to Contract Section III-B.

All policies, procedures, and clinical guidelines that the Contractor follows must be in writing and available on request to DCH and/or CMS. All medical records, reporting formats, information systems, liability policies, provider network information and other detail specific to performing the contracted services must be available on request to DCH and/or CMS.

4.	Management Information Systems

The Contractor must maintain a health information system that collects, analyzes, integrates, and reports data as required by DCH. The information system must have the capability for:

•	Collecting data on enrollee and provider characteristics and on services provided to enrollees as specified by the State through an encounter data system;

•	Supporting provider payments and data reporting between the Contractor and DCH;

•	Controlling, processing, and paying providers for services rendered to Contractor Enrollees;

•	Collecting service-specific procedures and diagnosis data, collecting price specific procedures or encounters (depending on the agreement between the provider and the Contractor), and maintaining detailed records of remittances to providers;

•	Supporting all Contractor operations, including, but not limited to, the following:

•	Member enrollment, disenrollment, and capitation payments

•	Utilization

•	Provider enrollment

•	Third Party liability activity

•	Claims payment

•	Grievance and appeal tracking

•	Tracking and recall for immunizations, well-child visits/EPSDT, and other services as required by DCH

•	Encounter reporting

•	Quality reporting

•	Member access and satisfaction

The Contractor must ensure that data received from providers is accurate and complete by:

•	Verifying the accuracy and timeliness of the data;

•	Screening the data for completeness, logic, and consistency;

•	Collecting service information in standardized formats;

•	Identification and tracking of fraud and abuse.

The Contractor is responsible for annual IRS form 1099 reporting of provider earnings and must make all collected data available to the State and, upon request, to CMS.

5.	Governing Body

Each Contractor will have a governing body that has a minimum of 1/3 of its membership consisting of adult Enrollees who are not compensated officers, employees, stockholders who own more than 5% of the shares of the Contractor’s plan, or other individuals responsible for the conduct of, or financially interested in, the Contractor’s affairs. The Contractor must have written policies and procedures

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detailing how Enrollee board members will be elected, the length of the term, filling of vacancies, notice to Enrollees and subscribers, etc. The governing body will ensure adoption and implementation of written policies governing the operation of the Contractor’s plan. The Enrollee board members must have the same responsibilities as other board members in the development of policies governing the operation of the Contractor’s plan. The administrator or executive officer that oversees the day-to-day conduct and operations of the Contractor will be responsible to the governing body. The governing body must meet at least quarterly, and must keep a permanent record of all proceedings that is available to DCH and/or CMS on request.

6.	Provider Network in the CHCP

(a)	General

The Contractor is solely responsible for arranging and administering Covered Services to Enrollees. Covered Services shall be medically necessary and administered, or arranged for, by a designated PCP. The Contractor must demonstrate that it can maintain a delivery system of sufficient size and resources to offer quality care that accommodates the needs of the enrolled Beneficiaries within each enrollment area. The delivery system (in and out of network) must include adequate numbers of providers with the training, experience, and specialization to furnish the covered services listed in Sections II-H and II-I of this contract to all Enrollees.

Enrollees shall be provided with an opportunity to select their PCP. If the Enrollee does not choose a PCP at the time of enrollment, it is the Contractor’s responsibility to assign a PCP within one month of the effective date of enrollment. If the Contractor cannot honor the Enrollee’s choice of the PCP, the Contractor must contact the Enrollee to allow the Enrollee to either make a choice of an alternative PCP or to disenroll. The Contractor must notify all Enrollees assigned to a PCP whose provider contract will be terminated and assist them in choosing a new PCP prior to the termination of the provider contract.

The Contractor’s provider network must meet the following requirements:

•	Provides available, accessible and adequate numbers of facilities, locations, and personnel for the provision of Covered Services with adequate numbers of provider locations with provisions for physical access for Enrollees with physical disabilities;

•	Has sufficient capacity to handle the maximum number of Enrollees specified under this Contract;

•	Guarantees that emergency services are available seven days a week, 24-hours per day;

•	Provides reasonable access to specialists based on the availability and distribution of such specialists. If the Contractor’s provider network does not have a provider available for a second opinion within the network, the Enrollee must be allowed to obtain a second opinion from an out-of-network provider with prior authorization from the Contractor at no cost to the Enrollee;

•	Provides adequate access to ancillary services such as pharmacy services, durable medical equipment services, home health services, and Maternal and Infant Support Services;

•	Utilizes arrangements for laboratory services only through those laboratories with CLIA certificates;

•	Contains only ancillary providers and facilities appropriately licensed or certified if required under 1978 PA 368, as amended;

•	Responds to the cultural, racial and linguistic needs (including interpretive services as necessary) of the Medicaid population;

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•	Selected PCPs are accessible taking into account travel time, availability of public transportation and other factors that may determine accessibility;

•	Primary care and hospital services are available to Enrollees within 30 minutes or 30 miles travel. Exceptions to this standard may be granted if the Contractor documents that no other network or non-network provider is accessible within the 30 minutes or 30 miles travel time. For pharmacy services, the State’s expectations are that the Contractor will ensure access within 30 minutes travel time and that services will be available during evenings and on weekends;

•	Contracted PCPs provide or arrange for coverage of services 24 hours a day, 7 days a week;

•	PCPs must be available to see patients a minimum of 20 hours per practice location per week.

Provider files will be used to give Beneficiaries information on available Contractors and to ensure that the provider networks identified for Contractors are adequate in terms of number, location, and hours of operation. The Contractor will ensure:

•	That it will provide to DCH’s Enrollment Services contractor provider files which contain a complete description of the provider network available to Enrollees;

•	That provider files will be submitted in the format specified by DCH;

•	That provider files will be updated as necessary to reflect the existing provider network;

•	That provider files will be submitted to DCH’s Enrollment Services contractor in a timely manner;

•	That it will provide to DCH’s Enrollment Services contractor a description of the Contractor’s service network, including but not limited to: the specialty and hospital network available, arrangements for provision of medically necessary non-contracted specialty care; any family planning services network available, any affiliations with Federally Qualified Health Centers, Rural Health Clinics, and Adolescent Health Centers; arrangements for access to obstetrical and gynecological services; availability of case management or care coordination services; and arrangements for provision of ancillary services. The description will be updated as necessary;

•	That the services network will be submitted to DCH’s Enrollment Services contractor in a timely manner in the format requested

(b)	Mainstreaming

DCH considers mainstreaming of Enrollees into the broader health delivery system to be important. The Contractor must have guidelines and a process in place to ensure that Enrollees are provided Covered Services without regard to race, color, creed, sex, religion, age, national origin, ancestry, marital status, sexual preference, or physical or mental handicap. In addition, the Contractor must ensure that:

•	Enrollees will not be denied a Covered Service or availability of a facility or provider identified in this Contract.

•	Network providers will not intentionally segregate Enrollees in any way from other persons receiving health care services.

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(c)	Coordination of Care with Public and Community Providers and Organizations

Contractors must work closely with local public and private community-based organizations and providers to address prevalent health care conditions and issues. Such agencies and organizations include local health departments, local FIA offices, family planning agencies, Substance Abuse Coordinating Agencies, community and migrant health centers, school based and adolescent health centers, and local or regional consortiums centered on various health conditions. Local coordination and collaboration with these entities will make a wider range of essential health care and support services available to the Contractor’s Enrollees. Each county has a different array of these providers, and agencies or organizations. Contractors are encouraged to coordinate with these entities through participation of their provider networks in Michigan’s county-based community health assessment and improvement process and multipurpose human services collaborative bodies.

A local coordination matrix is provided in the Appendix of this Contract. The Contractor is encouraged to use this document as a guide for establishing coordination and collaboration practices and protocols with local public health agencies. To ensure that the services provided by these agencies are available to all Contractors, an individual Contractor shall not require an exclusive contract as a condition of participation with the Contractor.

It is also beneficial for Contractors to collaborate with non-profit organizations that have maintained a historical base in the community. These entities are seen by many Enrollees as “safe harbors” due to their familiarity with the cultural standards and practices within the community. For example, adolescent health centers are specifically designed to be accessible and acceptable, and are viewed as a “safe harbor” where adolescents will seek rather than avoid or delay needed services.

(d)	Coordination of Care with Local Behavioral Health and Developmental Disability Providers

Some Enrollees in each Contractor’s plan may also be eligible for services provided by Behavioral Health Services and Services for Persons with Developmental Disabilities managed care programs. Contractors are not responsible for the direct delivery of specified behavioral health and developmental disability services. The Contractor will establish and maintain local agreements with behavioral health and developmental disability agencies or organizations contracting with the State.

Contractors must ensure that local agreements address the following issues:

•	Emergency services

•	Pharmacy and laboratory service coordination

•	Medical coordination

•	Data and reporting requirements

•	Quality assurance coordination

•	Grievance and complaint resolution

•	Dispute resolution

Examples of local agreements are included in the Appendix of this Contract.

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(e)	Network Changes

Contractors will notify DCH within seven (7) days of any changes to the composition of the provider network that affects the Contractor’s ability to make available all Covered Services in a timely manner. Contractors will have procedures to address changes in its network that negatively affect access to care. Changes in provider network composition that DCH determines to negatively affect Enrollees’ access to Covered Services may be grounds for sanctions or Contract termination.

If the Contractor expands the PCP network within a county and can serve more Enrollees the Contractor may submit a request to DCH to increase capacity. The request must include details of the changes that would support the increased capacity. Contractor must use the format specified by DCH to describe network capacity.

(f)	Provider Contracts

In addition to HMO licensure requirements, Contractor provider contracts will meet the following criteria:

•	Prohibit the provider from seeking payment from the Enrollee for any Covered Services provided to the Enrollee within the terms of the Contract and require the provider to look solely to the Contractor for compensation for services rendered. No cost sharing or deductibles can be collected from Enrollees. Co-payments are only permitted with DCH approval.

•	Require the provider to cooperate with the Contractor’s quality improvement and utilization review activities.

•	Include provisions for the immediate transfer of Enrollees to another Contractor PCP if their health or safety is in jeopardy.

•	Cannot prohibit a provider from discussing treatment options with Enrollees that may not reflect the Contractor’s position or may not be covered by the Contractor.

•	Cannot prohibit a provider from advocating on behalf of the Enrollee in any grievance or utilization review process, or individual authorization process to obtain necessary health care services.

•	Require providers to meet Medicaid accessibility standards as established in Medicaid policy.

•	Provides for continuity of treatment in the event a provider’s participation terminates during the course of a member’s treatment by that provider.

•	Prohibit the provider from denying services to an individual who is eligible for the services due to the individual’s inability to pay the co-payment.

In accordance with Section 1932 (b)(7) of the Social Security Act as implemented by Section 4704(a) of the Balanced Budget Act, Contractors may not discriminate with respect to participation, reimbursement, or indemnification as to any provider who is acting within the scope of provider’s license or certification under applicable State law, solely on the basis of such license or certification. This provision should not be construed as an “any willing provider” law, as it does not prohibit Contractors from limiting provider participation to the extent necessary to meet the needs of the Enrollees. This provision also does not interfere with measures established by Contractors that are designed to maintain quality and control costs consistent with the responsibility of the organization.

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(g)	Disclosure of Physician Incentive Plan

Contractors will annually disclose to DCH the information on their provider incentive plans listed in 42 CFR 422.208 and 422.210, as required in 42 CFR 438.6(h), in order to determine whether the incentive plans meet the requirements of 42 CFR 422.208-422.210 when there exists compensation arrangements under the Contract where payment for designated health services furnished to an individual on the basis of a physician referral would otherwise be denied under Section 1903 (s) of the Social Security Act. The Contractor will provide the information on its physician incentive plans listed in 42 CFR 422.208 and 422.210 to any Enrollee.

(h)	Provider Credentialing

The Contractor will have written credentialing and re-credentialing (at least every three years) policies and procedures for ensuring quality of care and ensuring that all providers rendering services to their Enrollees are licensed by the State and are qualified to perform their services throughout the life of the Contract. The Contractor must ensure that network providers residing and providing services in bordering states meet all applicable licensure and certification requirements within their state. The Contractor also must have written policies and procedures for monitoring its providers and for sanctioning providers who are out of compliance with the Contractor’s medical management standards. If the plan declines to include providers in the plan’s network, the plan must give the affected providers written notice of the reason for the decision.

(i)	PCP Standards

The Contractor must offer its Enrollees freedom of choice in selecting a PCP. The Contractor will have written policies and procedures describing how Enrollees choose and are assigned to a PCP, and how they may change their PCP. The PCP is responsible for supervising, coordinating, and providing all primary care to each assigned Enrollee. In addition, the PCP is responsible for initiating referrals for specialty care, maintaining continuity of each Enrollee’s health care, and maintaining the Enrollee’s medical record, which includes documentation of all services provided by the PCP as well as any specialty or referral services.

The Contractor will permit enrollees to choose a clinic as a PCP provided that the provider files submitted to the Enrollment Services Contractor is completed consistent with DCH requirements.

The Contractor will allow a specialist to perform as a PCP when the Enrollee’s medical condition warrants management by a physician specialist. This may be necessary for those Enrollees with conditions such as diabetes, end-stage renal disease or other chronic disease or disability. The need for management by a physician specialist should be determined on a case-by-case basis in consultation with the Enrollee. If the Enrollee disagrees with the Contractor’s decision, the Enrollee should be informed of his or her right to file a grievance with the Contractor and/or to file an appeal with DCH.

The Contractor will ensure that there is a reliable method and system for providing 24 hour access to urgent care and emergency services 7 days a week. All PCPs within the network must have information on the system and must reinforce with their Enrollees the appropriate use of health care services. Routine physician and office visits must be available during regular and scheduled office hours. Provisions must be available for obtaining urgent care

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24 hours a day. Urgent care may be provided directly by the PCP or directed by the Contractor through other arrangements. Emergency Services must always be available.

Direct contact with a qualified clinical staff person must be available through a toll-free telephone number at all times.

At a minimum, the Contractor shall have or provide one full-time PCP per 2,000 members. This ratio shall be used to determine maximum Enrollment Capacity for the Contractor in an approved service area.

The Contractor will assign a PCP who is within 30 minutes or 30 miles travel time to the Enrollee’s home, unless the Enrollee chooses otherwise. Exceptions to this standard may be granted if the Contractor documents that no other network or non-network provider is accessible within the 30 minute or 30 mile travel time. The Contractor will take the availability of handicap accessible public transportation into consideration when making PCP assignments.

PCPs must be available to see Enrollees a minimum of 20 hours per practice location per week. This provision may be waived by DCH in response to a request supported by appropriate documentation. Specialists are not required to meet this standard for minimum hours per practice location per week. In the event that a specialist is assigned to act as a PCP, the Enrollee must be informed of the specialist’s business hours. In circumstances where teaching hospitals use residents as providers in a clinic and a supervising physician is designated as the PCP by the Contractor, the supervising physician must be available at least 20 hours per practice location per week.

The Contractor will ensure that some providers offer evening and weekend hours of operation in addition to scheduled daytime hours. The Contractor will provide notice to Enrollees of the hours and locations of service for their assigned PCP.

The Contractor will monitor waiting times to get appointments with providers, as well as the length of time actually spent waiting to see the provider. This data must be reported to DCH upon request. The Contractor will have established criteria for monitoring appointment scheduling for routine and urgent care and for monitoring waiting times in provider offices. These criteria must be submitted to DCH upon request.

The Contractor will ensure that a maternity care provider is designated for an enrolled pregnant woman for the duration of her pregnancy and postpartum care. A maternity care provider is a provider meeting the Contractor’s credentialing requirements and whose scope of practice includes maternity care. An individual provider must be named as the maternity care provider to assure continuity of care. An OB/GYN clinic or practice cannot be designated as a PCP or maternity care provider. Designation of individual providers within a clinic or practice is appropriate as long as that individual, within the clinic or practice, agrees to accept responsibility for the Enrollees care for the duration of the pregnancy and post-partum care.

For maternity care, the Contractor will be able to provide initial prenatal care appointments for enrolled pregnant women according to standards developed by the CAC and the QIC.

II-N	PAYMENT TO PROVIDERS

The Contractor will make timely payments to all providers for Covered Services rendered to Enrollees. With the exception of newborns, the Contractor will not be responsible for any payments owed to providers for services rendered prior to a Beneficiary’s enrollment with the Contractor’s plan. Except for newborns, payment for

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services provided during a period of retroactive eligibility will be the responsibility of DCH.

1.	Electronic Billing Capacity

The Contractor must meet the following timeframes for electronic billing capacity and may require its providers to meet the same standard as a condition for payment:

(a)	Be capable of accepting electronic billing for UB 92 (inpatient and outpatient claims) in the Medicare version 050 electronic format.

(b)	Be capable of accepting professional claims electronically using the National Electronic Data Interchange Transaction Set Health Care Claim: Professional 837 (ASC X12N 837, version 3051) format no later than August 1, 2001. DCH will publish guidelines describing the electronic format requirements.

The promulgation of Medicaid policy and provider manuals will specify the coding and procedures that will be acceptable. Therefore, a provider should be able to bill a health plan using the same format and coding instructions as that required for the Medicaid Fee for Service programs. Health plans may not require providers to complete additional fields on the electronic forms that are not specified under the Medicaid Fee for Service policy and provider manuals.

The distinction in billing between health plans and the Medicaid Fee for Service program will be limited to requests of additional documentation and identification of services requiring prior authorization. Health plans may require additional documentation, such as medical records, to justify the level of care provided. In addition, health plans may require prior authorization for services for which the Medicaid Fee for Service program does not require prior authorization.

DCH has published and will update the web-site addresses or e-mail address of plans. This information will make it more convenient for providers; (including out of network providers) to be aware of and contact respective health plans regarding the documentation, prior authorization issues, and provider appeal processes. The DCH web-site location is: www.michigan.gov\mdch

2.	Prompt Payment

Contractors must meet the prompt payment requirements as stated in 2000 PA 187.

3.	Payment Resolution Process

The Contractor will have an effective provider appeal process to promptly resolve provider billing disputes. The Contractor will cooperate with providers who have exhausted the Contractor’s appeal process by entering into arbitration or other alternative dispute resolution process.

4.	Arbitration

When a provider requests arbitration, the Contractor is required to participate in a binding arbitration process.

DCH will provide a list of neutral arbitrators that can be made available to resolve billing disputes. These arbitrators will be organizations with the appropriate expertise to analyze medical claims and supporting documentation available from medical record reviews and determine whether a claim is complete, appropriately coded, and should or should not be paid. A model agreement will be developed by DCH that both parties to the dispute will be required to sign. This agreement will specify the name of the arbitrator, the dispute resolution process, a timeframe for the arbitrator’s decision, and the method of payment for the arbitrator’s fee. The party found to be at fault will be assessed the cost of the arbitrator. If both parties are at fault, the cost of the arbitration will be apportioned.

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5.	Post-payment Review

The Contractor may utilize a post-payment review methodology to assure claims have been paid appropriately.

6.	Total Payment

The Contractor or its providers may not require any co-payments, patient-pay amounts, or other cost-sharing arrangements unless authorized by DCH. The Contractor’s providers may not bill Enrollees for the difference between the provider’s charge and the Contractor’s payment for Covered Services. The Contractor’s providers will not seek nor accept additional or supplemental payment from the Enrollee, his/her family, or representative, in addition to the amount paid by the Contractor even when the Enrollee has signed an agreement to do so. These provisions also apply to out-of-network providers.

7.	Case Rate Payments for Emergency Services

The Contractor, in the absence of a contract with emergency providers, must provide reimbursement at Medicaid rates for professional and facility services provided in the emergency room of a hospital as required in Section II-I-1and Section II-1-2 of this Contract.

8.	Enrollee Liability for Payment

The Enrollee may not be held liable for any of the following provisions consistent with 42 CFR Part 438.106 and 42 CFR 438.116:

•	The Contractors debts, in case of insolvency;

•	Covered services under this Contract provided to the Enrollee for which the State did not pay the Contractor;

•	Covered services provided to the Enrollee for which the State or the Contractor does not pay the provider due to contractual, referral or other arrangement; or

•	Payments for covered services furnished under a contract, referral, or other arrangement, to the extent that those payments are in excess of the amount that the Enrollee would owe if the Contractor provided the services directly.

II-O	PROVIDER SERVICES (Network and Out-of-Network)

The Contractor will:

•	Provide contract and education services for the provider network, ensure proper maintenance of medical records, maintain proper staffing to respond to provider inquiries, and be able to process provider grievances, complaints, and an appeal system to resolve provider billing disputes;

•	Maintain a written plan detailing methods of provider recruitment and education regarding Contractor policies and procedures;

•	Maintain a regular means of communicating and providing information on changes in policies and procedures to its providers. This may include guidelines for answering written correspondence to providers, offering provider-dedicated phone lines, or a regular provider newsletter;

•	Provide a staff of sufficient size to respond timely to provider inquiries, questions, and concerns regarding Covered Services.

•	Provide a copy of the Contractor’s prior authorization policies to the provider when the provider joins the Contractor’s provider network. The Contractor must notify providers of any changes to prior authorization policies as changes are made.

•	Make its provider policies, procedures and appeal processes available over its website. Updates to the policies and procedures will be available on the website as well as through other media used by the Contractor.

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II-P	QUALITY ASSESSMENT AND PERFORMANCE IMPROVEMENT PROGRAM STANDARDS

1.	Quality Assessment and Performance Improvement Program Standards

The Contractor will have an ongoing Quality Assessment and Performance Improvement Program for the services furnished to its enrollees that meets the requirements of 42 CFR 438.240. The Contractor’s medical director shall be responsible for managing the Quality Assessment and Performance Improvement Program. The Contractor must maintain a QIC for purposes of reviewing the Quality Assessment and Performance Improvement Program, its results and activities, and recommending changes on an ongoing basis. The QIC must be comprised of Contractor staff, including but not limited to the quality improvement director and other key management staff, as well as health professionals providing care to Enrollees.

The Contractor’s Quality Assessment and Performance Improvement Program will be capable of identifying opportunities to improve the provision of health care services and the outcomes of such care for Enrollees. The Contractor’s Quality Assessment and Performance Improvement Program must also incorporate and address findings of site reviews by DCH, external independent reviews, and statewide focused studies and the recommendations of the CAC. In addition, the Contractor’s Quality Assessment and Performance Improvement Program must develop or adopt performance improvement goals, objectives, and activities or interventions as required by the DCH to improve service delivery or health outcomes for Enrollees.

The Contractor will have a written plan for the Quality Assessment and Performance Improvement Program which includes a statement of the Contractor’s performance goals and objectives, lines of authority and accountability including data responsibilities, evaluation tools, and performance improvement activities.

The written plan must also describe how the Contractor will:

•	Analyze both the processes and outcomes of care using currently accepted standards from recognized medical authorities, including focused review of individual cases, as appropriate.

•	Determine underlying reasons for variations in the provision of care to Enrollees.

•	Establish clinical and non-clinical priority areas and indicators for assessment and performance improvement.

•	Use measures to analyze the delivery of services and quality of care, over and under utilization of services, disease management strategies, and outcomes of care. The Contractor is expected to collect and use data from multiple sources such as medical records, encounter data, HEDIS®, claims processing, grievances, utilization review and member satisfaction instruments in this activity.

•	Compare Quality Assessment and Performance Improvement Program findings with past performance and with established program goals and available external standards.

•	Measure the performance of Contractor providers and conduct peer review activities such as: identification of practices that do not meet Contractor standards; recommendation of appropriate action to correct deficiencies; and monitoring of corrective action by providers.

•	Measure provider performance at least twice annually and provide performance feedback to providers, including detailed discussion of clinical standards and expectations of the Contractor.

•	Develop and/or adopt clinically appropriate practice parameters and protocols/guidelines. Submit these parameters and protocols/guidelines to

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providers with sufficient explanation and information to enable the providers to meet the established standards.

•	The Contractor must ensure that where applicable, utilization management, enrollee education, coverage of services, and other areas as appropriate are consistent with the Contractor’s practice guidelines.

•	Evaluate access to care for Enrollees according to the established standards and those developed by DCH and Contractor’s QIC and implement a process for ensuring that network providers meet and maintain the standards. The evaluation should include an analysis of the accessibility of services to Enrollees with disabilities.

•	Perform a member satisfaction survey annually, in collaboration with DCH or independently, and distribute results to providers, Enrollees, and DCH.

•	Implement improvement strategies related to program findings and evaluate progress periodically but at least annually.

•	Maintain Contractor’s written Quality Assessment and Performance Improvement Program that will be available to DCH upon request.

2.	Annual Effectiveness Review

The Contractor will annually conduct an effectiveness review of its Quality Assessment and Performance Improvement Program. The effectiveness review must include analysis of whether there have been improvements in the quality of health care and services for Enrollees as a result of quality assessment and improvement activities and interventions carried out by the Contractor. The analysis should take into consideration trends in service delivery and health outcomes over time and include monitoring of progress on performance goals and objectives. Information on the effectiveness of the Contractor’s Quality Assessment and Performance Improvement Program must be provided annually to network providers and to Enrollees upon request. Information on the effectiveness of the Contractor’s Quality Assessment and Performance Improvement Program must be provided to DCH annually during the site visit and upon request.

3.	Annual Performance Improvement Projects

In addition to the internal Quality Assessment and Performance Improvement Program, the Contractor will conduct performance improvement projects that focus on clinical and non-clinical area. The Contractor must meet minimum performance objectives. The Contractor may be required to participate in statewide performance improvement projects.

The DCH will collaborate with Stakeholders and Contractors to determine priority areas for statewide performance improvement projects. The priority areas may vary from one year to the next and will reflect the needs of the population; such as care of children, pregnant women, and persons with special health care needs, as defined by DCH. The Contractor will assess performance for the priority area(s) identified by DCH and/or other Stakeholders.

4.	Performance Monitoring Standards

DCH will establish and attach annual performance monitoring standards to the Contract (Attachment D). The Contractor will incorporate any statewide performance improvement objectives, established as a result of a statewide performance improvement project or monitoring, into the written plan for its Quality Assessment and Performance Improvement Program. DCH will use the results of performance assessments as part of the formula for automatic enrollment assignments.

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5.	External Quality Review

The State will arrange for an annual, external independent review of the quality and outcomes, timeliness of, and access to Covered Services provided by the Contractor. The Contractor will address the findings of the external review through its Quality Assessment and Performance Improvement Program. The Contractor must develop and implement performance improvement goals, objectives, and activities in response to the external review findings as part of the Contractor’s Quality Assessment and Performance Improvement Program. A description of the performance improvement goals, objectives and activities developed and implemented in response to the external review findings will be included in the Contractor’s quality assessment and performance improvement program and provided to DCH upon request. DCH may also require separate submission of an improvement plan specific to the findings of the external review.

6.	Consumer Survey

Contractors must conduct a survey of their enrollee population using the Consumer Assessment of Health Plan Survey (CAHPS) instrument either by partnering with the DCH through cost sharing or by directly contracting with an NCQA certified CAHPS vendor and submitting the data according to the specifications and timelines established by the DCH.

II-Q	UTILIZATION MANAGEMENT

The major components of the Contractor’s utilization management program must encompass, at a minimum, the following:

•	Written policies with review decision criteria and procedures that conform to managed health care industry standards and processes.

•	A formal utilization review committee directed by the Contractor’s medical director to oversee the utilization review process.

•	Sufficient resources to regularly review the effectiveness of the utilization review process, and to make changes to the process as needed.

•	An annual review and reporting of utilization review activities and outcomes/interventions from the review.

•	The utilization management activities of the Contractor must be integrated with the Contractor’s quality assessment and performance improvement program.

The Contractor must establish and use a written prior approval policy and procedure for utilization management purposes. The Contractor may not use such policies and procedures to avoid providing medically necessary services within the coverages established under the Contract. The policy must ensure that the review criteria for authorization decisions are applied consistently and require that the reviewer consult with the requesting provider when appropriate. The policy must also require that utilization management decisions be made by a health care professional who has appropriate clinical expertise regarding the service under review.

The Contractor’s authorization policy must establish timeframes for standard and expedited authorization decisions. These timeframes may not exceed 14 days for standard authorization decisions and 3 working days for expedited authorization decisions. These timeframes may be extended up to 14 additional calendar days if requested by the provider or Enrollee and the Contractor justifies the need for additional information and explains how the extension is in the Enrollee’s interest. The Enrollee must be notified of the plan’s intent to extend the timeframe. The Contractor must ensure that compensation to individuals or subcontractor that conduct utilization management activities is not structured so as to provide incentives for the individual or subcontractor to deny, limit, or discontinue medically necessary services to any Enrollee.

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II-R	THIRD PARTY RESOURCE REQUIREMENTS

The Contractor will collect any payments available from other health insurers including Medicare and private health insurance for services provided to its members in accordance with Section 1902(a)(25) of the Social Security Act and 42 CFR 433 Subpart D. The Contractor will be responsible for identifying and collecting third party liability information and may retain third party collections. If third party resources are available, the Contractor is not required to pay the provider first and then recover money from the third party. The Contractor should follow Medicaid Policy regarding third party liability.

Third party liability (TPL) refers to any other health insurance plan or carrier (e.g., individual, group, employer-related, self-insured or self-funded plan or commercial carrier, automobile insurance and worker’s compensation) or program (e.g., Medicare) that has liability for all or part of a member’s health care coverage. Contractors are payers of last resort and will be required to identify and seek recovery from all other liable third parties in order to make themselves whole. The Contractor may retain all such collections. The Contractor must report third party collections in its encounter data submission and in aggregate as required by DCH.

DCH will provide the Contractor with a listing of known third party resources for its Enrollees. The listing will be produced monthly and will contain information made available to the State at the time of eligibility determination and /or redetermination.

When an Enrollee is also enrolled in Medicare, Medicare will be the primary payer ahead of any Contractor. The Contractor must make the Enrollee whole by paying or otherwise covering all Medicare cost sharing amounts incurred by the Enrollee such as coinsurance and deductibles.

II-S	MARKETING

With the approval of DCH, Contractors are allowed to promote their services to the general population in the community, provided that such promotion and distribution of materials is directed at the population of the entire approved service area.

However, direct marketing to individual Beneficiaries is prohibited. The Contractor may not provide inducements through which compensation, reward, or supplementary benefits or services are offered to Beneficiaries to enroll or to remain enrolled with the Contractor. DCH will review and approve any form of marketing. The following are examples of allowed and prohibited marketing locations and practices:

1.	Allowed Marketing Locations/Practices directed at the general population:

•	Newspaper articles

•	Newspaper advertisements

•	Magazine advertisements

•	Signs

•	Billboards

•	Pamphlets

•	Brochures

•	Radio advertisements

•	Television advertisements

•	Noncapitated plan sponsored events

•	Public transportation (i.e. buses, taxicabs)

•	Mailings to the general population

•	Individual Contractor “Health Fair” for Enrollee Members

•	Malls or Commercial retail establishments

•	Community Centers

•	Churches

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2.	Prohibited Marketing Locations/Practices that target individual Beneficiaries:

•	Local FIA offices

•	Provider offices

•	Hospitals

•	Check cashing establishments

•	Door-to-door marketing

•	Telemarketing

•	Clinics

•	Direct mail targeting individual Medicaid Beneficiaries

•	WIC clinics.

3.	Marketing Materials

The Contractor is required to develop informational materials such as pamphlets and brochures that can be used to assist Beneficiaries in choosing a Contractor. Marketing materials shall contain provider and physician choices offered by the Contractor, and their locations and specialties.

All written and oral marketing materials must be prior approved by DCH. Upon receipt by DCH on a complete file for allowed marketing practices and locations, the DCH will provide a decision to the Contractor within 30 business days or the Contractor’s request will be deemed approved.

Marketing materials must be available in languages appropriate to the Beneficiaries being served within the county. All material must be culturally appropriate and available in alternative formats in accordance with the American with Disabilities Act.

DCH may impose monetary or restricted enrollment penalties should the Contractor or any of its subcontractors or providers be found to use marketing materials which have not been approved in writing by DCH or engage in prohibited marketing practices. DCH reserves the right to suspend all enrollment of new Enrollees into the Contractor’s plan. Such suspensions may be imposed for a period of sixty (60) days from notification of the violation by DCH to the Contractor.

Materials must be written at no higher than 6th grade level as determined by any one of the following indices:

•	Flesch – Kincaid

•	Fry Readability Index

•	PROSE The Readability Analyst (software developed by Educational Activities, Inc.)

•	Gunning FOG Index

•	McLaughlin SMOG Index

•	Other computer generated readability indices accepted by DCH.

II-T	MEMBER AND ENROLLEE SERVICES

All written and oral materials directed to Enrollees must be prior approved by DCH. Upon receipt by DCH of a complete file of the proposed communication, the DCH will provide a decision to the Contractor within 30 business days or the Contractor’s request will be deemed approved. All Enrollee services must address the need for culturally appropriate interventions. Reasonable accommodation must be made for Enrollees with hearing and/or vision impairments.

1.	General

Contractors will establish and maintain a toll-free 24 hours a day, 7 days a week telephone number to assist with questions that Enrollees may have about the Contractor’s providers or Covered Services.

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Contractors will issue an eligibility card to all Enrollees that includes the toll free 24 hours a day, 7 days a week phone number for Enrollees to call and a unique identifying number for the Enrollee. The card must also identify the member’s PCP name and phone number. Contractors may meet this requirement in one of the following ways:

•	Print the PCP name and phone number on the card. (The Contractor must send a new card to the Enrollee when the PCP assignment changes.)

•	Print the PCP name and phone number on a replaceable sticker to be attached to the card. (The Contractor must send a anew sticker to the Enrollee when the PCP assignment changes.)

•	Any other method approved by DCH, provided that the PCP name and phone number is affixed to the card and the information changes when the PCP assignment changes.

The Contractor will demonstrate a commitment to case managing the complex health care needs of Enrollees. Commitment will be demonstrated by the involvement of the Enrollee in the development of his or her treatment plan and will take into account all of an Enrollee’s needs (e.g. home health services, therapies, durable medical equipment and transportation).

Contractors will accept as enrolled all Enrollees appearing on monthly enrollment reports and infants enrolled by virtue of the mother’s enrollment status. Contractors may not discriminate against Beneficiaries on the basis of health needs or health status.

The duties of each Contractor include arrangements for medically necessary services and education of Enrollees with regard to the importance of preventive care. In this context, Contractors may not encourage an Enrollee to disenroll because of health care needs or a change in health care status. Further, an Enrollee’s health care utilization patterns may not serve as the basis for disenrollment from the Contractor. Subject to the above, Contractors may request that DCH prospectively disenroll an Enrollee for cause and present all relevant evidence to assist DCH in reaching its decision. DCH shall consider all relevant factors in making its decision. DCH’s decision regarding disenrollment shall be final. Disenrollments “for cause” will be the first day of the next available month.

2.	Enrollee Education

(a)	The Contractor will be responsible for developing and maintaining Enrollee education programs designed to provide the Enrollee with clear, concise, and accurate information about the Contractor’s services. Materials for Enrollee education should include:

•	Member handbook

•	Contractor bulletins or newsletters sent to the Contractor’s Enrollees at least two times a year that provide updates related to Covered Services, access to providers and updated policies and procedures.

•	Literature regarding health/wellness promotion programs offered by the Contractor.

(b)	Enrollee education should also focus on the appropriate use of health services. Contractors are encouraged to work with local and community based organizations to facilitate their provision of Enrollee education services.

3.	Member Handbook/Provider Directory

Contractors must mail the member ID Card to Enrollees via first class mail within ten business days of being notified of their enrollment. All other printed information,

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including member handbook, provider directory, and information regarding accessing services may be mailed separately from the ID card. These materials do not have to be mailed via first class but must be mailed within ten business days of being notified of the member’s enrollment.

Contractors may select the option of distributing new member packets to each household, instead of to each individual member in the household, provided that the mailing includes individual Health Plan membership cards for each member enrolled in the household. When there are program or service site changes, notification must be provided to the affected Enrollees at least ten (10) Business Days before implementation.

The Contractor must maintain documentation verifying that the information in the member handbook is reviewed for accuracy and updated at least once a year. The provider directory may be published separately. At a minimum the member handbook must include:

•	A table of contents

•	Information on how to choose and change PCPs

•	What to do when family size changes

•	How to make, change, and cancel appointments with a PCP

•	A description of all available Contract services and an explanation of any service limitations or exclusions from coverage

•	How to contact the Contractor’s Member Services and a description of its function

•	Information regarding the grievance and appeal process including how to register a grievance with the Contractor and/or State, how to file a written appeal, and the deadlines for filing an appeal and an expedited appeal

•	Information regarding the State’s fair hearing process and that access to that process may occur without first going through the Contractor’s grievance/complaint process

•	What to do in case of an emergency and instructions for receiving advice on getting care in case of any emergency. Enrollees should be instructed to activate emergency medical services (EMS) by calling 9-1-1 in life threatening situations

•	How to obtain emergency transportation and medically necessary transportation

•	How to obtain medically necessary durable medical equipment (or customized durable medical equipment)

•	How to access hospice services

•	Information on the signs of substance abuse problems, available substance abuse services and accessing substance abuse services

•	Information on well-child care, immunizations, and follow-up services for Enrollees under age 21 (EPSDT)

•	Information on vision services, family planning services, and how to access these services

•	Information on the process of referral to specialists and other providers

•	Information on the availability and process for accessing Covered Services that are not the responsibility of the Contractor, but are available to its Enrollees such as dental care, behavioral health and developmental disability services

•	Information on how to handle out of county and out of state services

•	Information to Enrollees that they are entitled to receive FQHC services

•	How Enrollees can contribute towards their own health by taking responsibility, including appropriate and inappropriate behavior

•	Information regarding pregnancies which conveys the importance of prenatal care and continuity of care, to promote optimum care for mother and infant

•	Information regarding the Women’s, Infant’s, and Children (WIC) Supplemental Food and Nutrition Program

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•	Information advising Enrollees of their right to request information regarding physician incentive arrangements including those that cover referral services that place the physician at significant financial risk (more than 25%), other types of incentive arrangements, whether stop-loss coverage is provided

•	Information regarding when specialists may be designated as their PCP; and

•	Information regarding the Enrollee’s right to obtain routine OB/GYN and Pediatric services from network providers without a referral.

•	Information on how to obtain oral interpretation services and written information in Prevalent Languages, as defined by the Contract.

•	Information on how to obtain written materials in alternative formats for enrollees with special needs.

•	Information on Enrollee rights and responsibilities. The Enrollee rights information must include a statement that conveys that Contractor staff and affiliated providers will comply with all requirements concerning Enrollee rights.

•	Information concerning advance directives that includes, at a minimum: (1) information about the Contractor’s advance directives policy, (2) information regarding the State’s advance directives law, and (3) directions on how to file a complaint with the State concerning noncompliance with the advance directive requirements. Any changes in the State law must be updated in this written information no later than 90 days following the effective date of the change.

•	Any other information deemed essential by the Contractor and/or the DCH

The handbook must be written at no higher than a sixth grade reading level and must be available in alternative formats for Enrollees with special needs. Member handbooks must be available in the Prevalent Language other than English when more than five percent (5%) of the Contractor’s Enrollees speak a Prevalent Language, as defined by the Contract. These Contractors must also provide a mechanism for Enrollees who speak the Prevalent Language to obtain member materials in the Prevalent Language or to obtain assistance with interpretation. The Contractor must submit all member handbook material to DCH for approval prior to distribution to the members. The Contractor must agree to make modifications in the handbook language so as to comply with the specifications of this Contract.

The Contractor must maintain a provider directory that contains, at a minimum, the following information:

•	PCPs and Specialists listed by county.

•	For PCP listings, the following information must be provided: Provider name, address, telephone number, any hospital affiliation, days and hours of operation, whether the provider is accepting new patients, and languages spoken.

•	For Specialist listings, the following information must be provided: Provider name, address, telephone number, and any hospital affiliation.

•	A list of all hospitals, pharmacies, medical suppliers, and other ancillary health providers the Enrollees may need to access. The list must contain the address and phone number of the provider.

Ancillary providers that are part of a retail chain may be listed by the name of the chain without listing each specific site.

4.	Protection of Enrollees Against Liability for Payment and Balanced Billing

Section 1932(b)(6) of the Social Security Act requires Contractors to protect Enrollees from certain payment liabilities. Section 1128B(d)(1) of the Social Security Act authorizes criminal penalties to providers in the case of services provided to an individual enrolled with a Contractor which are charges at a rate in excess of the rate permitted under the organization’s Contract.

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II-U	GRIEVANCE/APPEAL PROCEDURES

The Contractor will establish and maintain an internal process for the resolution of grievances and appeals from Enrollees. Enrollees may file a grievance or appeal on any aspect of service provided to them by the Contractor as specified in the definitions of grievance and appeal.

1.	Contractor Grievance/Appeal Procedure Requirements

The Contractor agrees to have written policies and procedures governing the resolution of grievances and appeals. These written policies and procedures will meet the following requirements:

•	The Contractor shall administer an internal grievance and appeal procedure according to the requirements of MCL 500.2213 and MCL 550.1404 and shall cooperate with the Michigan Office of Financial and Insurance Services in the implementation of MCL 550.1901-1929, “Patient’s Rights to Independent Review Act.”

•	The Contractor’s internal grievance and appeal procedure must include the following components:

•	The Contractor must give Enrollees reasonable assistance in completing forms and taking other procedural steps. The Contractor must provide interpreter services and TTY/TDD toll free numbers.

•	The Contractor must acknowledge receipt of each grievance and appeal.

•	The Contractor must ensure that the individuals who make decisions on grievances and appeals are individuals:

(i)	Who were not involved in any previous level of review or decision-making; and

(ii)	Are health care professionals who have the appropriate clinical expertise in treating the Enrollee’s condition or disease, when the grievance or appeal involves a clinical issue.

2.	Notice to Enrollees of Grievance Procedure

The Contractor will inform Enrollees about the Contractor’s internal grievance procedures at the time of initial enrollment and any other time an Enrollee expresses dissatisfaction with the Contractor. The information will be included in the member handbook and will explain:

•	How to file a grievance with the Contractor

•	The internal grievance resolution process

3.	Notice to Enrollees of Appeal Procedure

The Contractor will inform Enrollees about the Contractor’s appeal procedure at the time of initial enrollment, each time a service is denied, reduced, or terminated, and any other time a Contractor makes a decision that is subject to appeal under the definition of appeal in this Contract. The information will be included in the member handbook and will explain:

•	How to file an appeal with the Contractor

•	The internal appeal process

•	The member’s right to a fair hearing with the State

When the Contractor makes a decision subject to appeal, as defined in this contract, the Contractor must provide a written adverse action notice to the Enrollee and the requesting provider, if applicable. Adverse action notices for the suspension, reduction or termination of services must be made at least 10 days prior to the

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change in services. Adverse action notices involving service authorization decisions that deny or limit services must be made within the time frames described in Section II-Q of this Contract. The notice must include the following components:

•	The action the Contractor or subcontractor has taken or intends to take;

•	The reasons for the action;

•	The Enrollee’s or Provider’s right to file an Appeal;

•	An explanation of the Contractor’s Appeal Process;

•	The Enrollee’s right to request a Medicaid fair hearing;

•	The circumstances under which expedited resolution is available and how to request it; and

•	The Enrollee’s right to have benefits continue pending resolution of the Appeal, how to request that benefits be continued, and the circumstances under which the Enrollee may be required to pay the costs of these services.

4.	State Medicaid Appeal Process

The State will maintain a Medicaid fair hearing process to ensure that Enrollees have the opportunity to appeal decisions directly to the State. The Contractor must include the Medicaid Fair Hearing Process as part of the written internal process for resolution of appeals and must describe the Medicaid Fair Hearing process in the Member Handbook.

5.	Expedited Appeal Process

The Contractor’s written policies and procedures governing the resolution of appeals must include provisions for the resolution of expedited appeals as defined in the Contract. These provisions must include, at a minimum, the following requirements:

•	The Enrollee or provider may file an expedited appeal either orally or in writing.

•	The Enrollee or provider must file a request for an expedited appeal within 10 days of the adverse determination.

•	The Contractor will make a decision on the expedited appeal within 3 working days of receipt of the expedited appeal. This timeframe may be extended up to 10 calendar days if the enrollee requests the extension or if the Contractor can show that there is need for additional information and can demonstrate that the delay is in the Enrollee’s interest. If the Contractor utilizes the extension, the Contractor must give the Enrollee written notice of the reason for the delay.

•	The Contractor will give the Enrollee oral and written notice of the appeal review decision.

•	If the Contractor denies the request for an expedited appeal, the Contractor will transfer the appeal to the standard 35-day timeframe and give the Enrollee written notice of the denial within 2 days of the expedited appeal request.

•	The Contractor will not take any punitive actions toward a provider who requests or supports an expedited appeal on behalf of an Enrollee

II-V	CONTRACTOR On-Site Reviews

Contractor on-site reviews by DCH will be an ongoing activity conducted during the Contract. The Contractor’s on-site review may include the following areas: administrative, financial, provider, Covered Services, quality assurance, utilization review, data reporting, claims processing, fraud and abuse, and documentation. The DCH shall establish findings of pass, incomplete, fail, or deemed status for each criteria included in the annual site visit and tool used to assess health plan compliance.

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Findings of incomplete or fail shall require the development of a corrective action plan that will be included each year as Attachment C to this Contract.

II-W	CONTRACT REMEDIES AND SANCTIONS

The State will utilize a variety of means to assure compliance with Contract requirements. The State will pursue remedial actions or improvement plans that the Contractor can implement to resolve outstanding requirements. If remedial action or improvement plans are not appropriate or are not successful, Contract sanctions will be implemented.

DCH may employ contract remedies and/or sanctions to address any Contractor noncompliance with the Contract; this includes, but is not limited to, noncompliance with Contract requirements on the following issues:

•	Marketing practices

•	Member services

•	Provision of medically necessary, covered services

•	Enrollment practices, including but not limited to discrimination on the basis of health status or need for health services

•	Provider networks

•	Provider payments

•	Financial requirements, including but not limited to failure to comply with physician incentive plan requirements

•	Enrollee satisfaction

•	Performance standards included at Attachment D to the Contract

•	Misrepresentation or false information provided to DCH, CMS, providers, Enrollees, or potential Enrollees.

The use of intermediate sanctions for non-compliance is described in 42 CFR 438.700. Intermediate sanctions employed by DCH may include suspension of enrollment and/or payment. Intermediate sanctions may also include the appointment of temporary management, as provided in 42 CFR 438.706, in cooperation with the Office of Financial and Insurance Services.

If intermediate sanctions are not successful or DCH determines that immediate termination of the Contract is appropriate, as allowed by Section I-O, the State will terminate the Contract with the Contractor. The Contractor must be afforded a hearing before termination of a Contract under this section can occur. The State must notify Enrollees of such a hearing and allow Enrollees to disenroll, without cause, if they choose.

In addition to the sanctions described above, DCH will also administer and enforce a monetary penalty of not more than $5000,00 to a Contractor for repeated failures on any of the findings of DCH site visit report. Collections under this Contract sanction will be through gross adjustments to the monthly payments described in Section I-J of this Contract and will be allocated to the fund established under Section II-AA-e of the Contract for performance bonus.

II-X	DATA REPORTING

To measure the Contractor’s accomplishments in the areas of access to care, utilization, medical outcomes, Enrollee satisfaction, and to provide sufficient information to track expenditures and calculate future Capitation Rates the Contractor must provide the DCH with uniform data and information as specified by DCH. The Contractor must submit an annual consolidated report using the instructions and format covered in Contract Appendix F. In addition to the annual consolidated report, the Contractor must submit monthly and quarterly reports as specified in this section. Any changes in the reporting requirements will be communicated to the Contractor at least ninety (90) days before they are effective unless state or federal law requires otherwise.

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Within the first 15 days of each new fiscal year, the Contractor’s CEO must submit a DCH Data Certification form to DCH. The document must attest to the accuracy, completeness, and truthfulness of any and all data and documents submitted to the State as required by the Contract. When the health plan employs a new CEO, a new DCH Data Certification form must be submitted to DCH within 15 days of the employment date.

Submitted encounter data will be subject to edits prior to acceptance into DCH’s data warehouse. Stored encounter data will be subject to regular and ongoing quality checks as developed by DCH. The Contractor’s submission of encounter data must meet timeliness and completeness requirements as specified by DCH. The contractor must participate in regular data quality assessments conducted as a component of ongoing on-site activity described in Section II-V.

The Contractor must cooperate with DCH in carrying out validation of data provided by the Contractor by making available medical records and a sample of its data and data collection protocols. The Contractor must develop and implement corrective action plans to correct data validity problems as identified by the DCH.

The following information and reports must be submitted to the Department in addition to the annual consolidated report:

1.	HEDIS®

The Contractor annually submit Michigan specific HEDIS reports according to the most current NCQA specifications and timelines, utilizing Michigan specific samples of Enrollees. The Contractor must contract with a NCQA certified HEDIS auditing vendor and undergo a full audit of their HEDIS reporting process.

2.	Encounter Data Reporting

In order to assess quality of care, determine utilization patterns and access to care for various health care services, affirm Capitation Rate calculations and estimates, the Contractor will submit encounter data containing detail for each patient encounter reflecting all services provided by the Contractor. Encounter records will be submitted monthly via electronic media in the format specified by DCH. Encounter level records must have a common identifier that will allow linkage between DCH’s and the Contractor’s Management Information Systems.

Submitted encounter data will be subject to edits prior to acceptance into DCH’s data warehouse. Stored encounter data will be subject to regular and ongoing quality checks as developed by DCH. The Contractor’s submission of encounter data must meet timeliness and completeness requirements as specified by DCH. The Contractor must participate in regular data quality assessments conducted as a component of ongoing on site activity described in Section II-V.

3.	Financial and Claims Reporting Requirements

In addition to meeting all HMO financial reporting requirements and providing copies of the HMO financial reports to DCH, Contractors must provide to DCH monthly statements that provide information regarding paid claims, aging of unpaid claims, and denied claims. The DCH may also require monthly financial statements from Contractors.

4.	Quality Assessment and Performance Improvement Program Reporting

The Contractor must perform and document annual assessments of their quality assessment and performance improvement program. This assessment is to

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summarize any modifications made in the quality assessment and performance improvement program, a description of performance improvement activities for the previous year, an effectiveness review (including progress on performance goals and objectives), and a work plan for the coming year. The assessment must also include results of the Contractor’s member satisfaction survey if the Contractor does not participate with DCH coordinated survey activity. The Contractor may be required to provide this assessment and other reports or improvement plans addressing specific contract performance issues identified through site visit reviews, external independent reviews, focused studies or other monitoring activities conducted by DCH.

5.	Semi-annual Grievance and Appeal Report

The Contractor must track the number and type of grievances and appeals. This information should be summarized by the level at which the grievance or appeal was resolved.

II-Y	RELEASE OF REPORT DATA

The Contractor must obtain DCH’s written approval prior to publishing or making formal public presentations of statistical or analytical material based on its Enrollees.

II-Z	MEDICAL RECORDS

The Contractor must ensure that its providers maintain medical records of all medical services received by the Enrollee. The medical record must include, at a minimum, a record of outpatient and emergency care, specialist referrals, ancillary care, diagnostic test findings including all laboratory and radiology, prescriptions for medications, inpatient discharge summaries, histories and physicals, immunization records, other documentation sufficient to fully disclose the quantity, quality, appropriateness, and timeliness of services provided.

1.	Medical Record Maintenance

The Contractor’s medical records must be maintained in a detailed and comprehensive manner that conforms to good professional medical practice, permits effective professional medical review and medical audit processes, and which facilitates an adequate system for follow-up treatment. Medical records must be signed and dated. All medical records must be retained for at least six (6) years.

The Contractor must have written policies and procedures for the maintenance of medical records so that those records are documented accurately and in a timely manner, are readily accessible, and permit prompt and systematic retrieval of information. The Contractor must have written plans for providing training and evaluating providers’ compliance with the recognized medical records standards.

2.	Medical Record Confidentiality/Access

The Contractor must have written policies and procedures to maintain the confidentiality of all medical records. DCH and/or CMS shall be afforded prompt access to all Enrollees’ medical records. Neither CMS nor DCH are required to obtain written approval from an Enrollee before requesting an Enrollee’s medical record. When an Enrollee changes PCP, the former PCP must forward his or her medical records or copies of medical records to the new PCP within ten (10) working days from receipt of a written request.

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II-AA	SPECIAL PAYMENT PROVISIONS

1.	Payment of Rural Access Incentive

In addition to the capitation payment agreed to and included in the Contract as Attachment A, the DCH will provide an additional “add-on” payment for health plans who have been approved to provide services in any or all of the following counties:

•	Alcona, Alpena, Antrim, Benzie, Charlevoix, Cheboygan, Clare, Crawford, Emmet, Gladwin, Huron, Kalkaska, Leelanau, Mason, Mecosta, Midland, Missaukee, Montmorency, Oceana, Osceola, Otsego, Presque Isle, Sanilac, Tuscola, and Wexford.

Payment will be provided each month in the form of an additional $3 dollars/per member/per month payment for each Beneficiary enrolled with the Contractor. Five ($5) dollars per member per month will be paid to the Contractor if the Contractor is serving all of the above listed counties. It is expected that the additional payment will be used to help support the provider and infrastructure costs for operating a managed care plan in a rural environment. Contractors will be required to report on the disposition of the payments received through this additional reimbursement.

2.	Contractor Performance Bonus

During each Contract year, the DCH will withhold .0025 of the approved capitation for each Contractor. The amount withheld will be used to establish a fund for awarding Contractor performance bonus payments. These payments will be made to those high performing Contractors according to criteria established by DCH. The criteria will include assessment of performance in quality of care, beneficiary responsiveness, and administrative functions. The DCH will establish the criteria and measurement of the criteria at the start of each fiscal year and provide notice to each Contractor.

In establishing the annual performance bonus criteria, the DCH will use the following reports and assessments for the applicable calendar/fiscal year and consult with Contractors:

•	External Quality Review (EQR);

•	Medicaid HEDIS Report;

•	Consumer (enrollee member) survey results;

•	Beneficiary hotline summary data for the most current 12 month reporting period;

•	Administrative, claims payment, and encounter reporting performance; and

•	Current nationally recognized NCQA or JCAHO accreditation status

II-BB	RESPONSIBILITIES OF THE DEPARTMENT OF COMMUNITY HEALTH

DCH will be responsible for administering the CHCP. It will administer Contracts with Contractors, monitor Contract performance, and perform the following activities:

•	Pay to the Contractor a PMPM Capitation Rate as agreed to in the Contract for each Enrollee.

•	Determine eligibility for the Medicaid program and determine which Beneficiaries will be enrolled.

•	Determine if and when an Enrollee will be disenrolled from the Contractor’s plan or changed to another Medicaid managed care program.

•	Notify the Contractor of changes in enrollment.

•	Notify the Contractor of the Enrollee’s name, address, and telephone number if available. The Contractor will be notified of changes as they are known to the DCH.

•	Issue Medicaid identification cards (mihealth card) to Enrollees.

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•	Provide the Contractor with information related to known third party resources and any subsequent changes and be responsible for reporting paternity related expenses to FIA.

•	Notify the Contractor of changes in Covered Services or conditions of providing Covered Services.

•	Maintain a CAC to collaborate with Contractors on quality improvement.

•	Administer a Medicaid fair hearing process consistent with federal requirements.

•	Collaborate with the Contractor on quality improvement activities, fraud and abuse issues, and other activities which impact on the health care provided to Enrollees.

•	Conduct a member satisfaction survey of all Enrollees, compile, and publish the results.

•	Review and approve Contractor marketing and member information materials before being released to Enrollees.

•	Apply Contract remedies as necessary to assure compliance with Contract requirements.

•	Monitor the operation of the Contractor to ensure access to quality care for Enrollees.

•	Provide timely data to Health Plans at least 60 days before the effective date of fee for service pricing or coding changes or DRG changes.

•	Implement mechanisms to identify persons with special health care needs.

•	Assess the quality and appropriateness of care and services furnished to all of Contractor’s Medicaid Enrollees and individuals with special health care needs utilizing information from required reports, on-site reviews, or other methods DCH determines appropriate.

•	Identify the race, ethnicity, and primary language spoken of each Medicaid Enrollee. (State must provide this information to the Contractor at the time of enrollment).

•	Regularly monitor and evaluate the Contractor’s compliance with the standards.

•	Protect against fraud and abuse involving Medicaid funds and Enrollees in cooperation with appropriate state and federal authorities.

•	Make all fraud and/or abuse referrals to the office of Attorney General, Health Care Fraud Division.

II-CC	PROGRAM INTEGRITY

The Contractor must have administrative and management arrangements or procedures, including a mandatory compliance plan. The Contractors’ arrangements or procedures must include the following as defined in Section 438.608 of the Balanced Budget Act:

•	Written policies and procedures that describe how the Contractor will monitor Fraud and Abuse.

•	The designation of a compliance officer and a compliance committee who are accountable to the senior management or Board of Directors and who have effective lines of communication to the Contractor’s employees.

•	Effective training and education for the compliance officer and the Contractor’s employees.

•	Provisions for internal monitoring and auditing.

•	Provisions for prompt response to detected offenses and development of corrective action initiatives.

•	Documentation of the Contractor’s enforcement of the Federal and State fraud and abuse standards.

Contractors who have any suspicion or knowledge of fraud and/or abuse within any of the DCH’s programs must report directly to the DCH by calling (866) 428-0005 or sending a memo or letter to:

Program Investigations Section

Capitol Commons Center Building

400 S. Pine Street, 6th floor

Lansing, Michigan 48909

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When reporting suspected fraud and/or abuse, the Contractor should provide to the DCH the following information:

•	Nature of the Complaint

•	The name of the individuals and/or entity involved in the suspected fraud and/or abuse, including their address, phone number and Medicaid identification number, and any other identifying information.

The Contractor shall not attempt to investigate or resolve the reported suspicion, knowledge, or action without informing the DCH and must cooperate fully in any investigation by the DCH or Office of Attorney General and any subsequent legal action that may result from such investigation.

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SECTION III

CONTRACTOR INFORMATION

III-A	BUSINESS ORGANIZATION

PRIMARY CONTRACTOR:

SUB-CONTRACTOR:

III-B	AUTHORIZED CONTRACTOR EXPEDITER:

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APPENDIX A

MODEL LOCAL AGREEMENT WITH LOCAL HEALTH DEPARTMENTS & MATRIX FOR COORDINATION OF SERVICES

(see file 10010 apndx A thru F.pdf)

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APPENDIX B

MODEL LOCAL AGREEMENT WITH BEHAVIORAL PROVIDER

(see file 10010 apndx A thru F.pdf)

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APPENDIX C

MODEL LOCAL AGREEMENT WITH DEVELOPMENTAL DISABILITY PROVIDER

(see file 10010 apndx A thru F.pdf)

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APPENDIX D

FORMAT FOR PROFILES OF PRIMARY CARE PROVIDERS, SPECIALISTS, & ANCILLARY PROVIDER

(see file 10010 apndx A thru F.pdf)

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APPENDIX E

KEY CONTRACTOR PERSONNEL AUTHORIZATION FOR RELEASE OF INFORMATION

(see file 10010 apndx A thru F.pdf)

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APPENDIX F

HEALTH PLAN REPORTING FORMAT AND SCHEDULE

(see file 10010 apndx A thru F.pdf)

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ATTACHMENT A

CONTRACTOR’S AWARDED PRICES

In compliance with 42 CFR 438.6 (c), the attached rates have been certified as actuarially sound by the Contractor.

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ATTACHMENT B

APPROVED SERVICE AREAS

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ATTACHMENT C

CORRECTIVE ACTION PLANS

(to be developed at a later date)

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ATTACHMENT D

MEDICAID MANAGED CARE

PERFORMANCE STANDARDS

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MEDICAID MANAGED CARE

PERFORMANCE STANDARDS

(Contract Year October 1, 2003 – September 30, 2004)

ATTACHMENT D – PERFORMANCE MONITORING STANDARDS

PURPOSE: The purpose of the performance monitoring standards is to establish an explicit process for the ongoing monitoring of health plan performance in important areas of quality, access, customer services, and reporting. Through this attachment, the State incorporates the performance standards into the Contract between the State of Michigan and Contracting Medicaid Health Plans. Attachment D is a summary of the performance monitoring standards. Details on each performance monitoring standard are contained in the MDCH Performance Monitoring Standards Specifications.

The performance monitoring process is dynamic and reflects statewide issues that may change on a year- to-year basis. Performance measurement reports are shared with Health Plans during the year. The reports compare performance of each Plan over time, to other health plans, and to industry standards, where available.

The Performance Monitoring Standards reflect the following performance areas:

•	Quality of Care

•	Access to Care

•	Customer Services

•	Encounter Data

•	Provider File reporting

•	Claims Payment

Within each area, specific performance measures are identified including:

•	Goal description

•	Minimum Standard

•	Data Source

•	Monitoring Interval, (monthly, quarterly, annually)

Failure to meet the minimum performance monitoring standards may result in the implementation of remedial actions and/or improvement plans as outlined in the contract section II-W.

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PERFORMANCE AREA	GOAL DESCRIPTION	MINIMUM STANDARD	DATA SOURCE	MONITORING INTERVALS

• Quality of Care: Childhood Immunization	Fully immunize children who turn two years old during the calendar year.	Combination 1 ≥ 65%	HEDIS report	Annual

• Quality of Care: Prenatal care	Pregnant women receive an initial prenatal care visit in the first trimester or within 42 days of enrollment	≥ 65%	HEDIS report	Annual

• Quality of Care: Blood Lead Screening	Children at the age of 3 years that have had at least one blood lead test on/before 3rd birthday	≥ 40%	Blood Lead Registry	Quarterly

• Access to Care: Well child visits First 15 months of Life	Children in the first 15 months of life receive one or more well child visits during 12 month period	≥ 90%	Encounter data	Quarterly

• Access to Care: Well child visits 3-6 years	Children three, four, five, and six old receive one or more well child visits during twelve-month period.	≥ 45%	Encounter data	Quarterly

• Customer Services: Enrollee complaints	Plans will have minimal enrollee contacts through Medicaid Helpline which are determined to be a complaint issue	Complaint rate < 5 per 1000 member months	Beneficiary/ Provider complaint tracking (BPCT)	Quarterly

• Claims Reporting	Health Plans are compliant with statutory requirements for payment of clean claims	≥90% clean claims paid within 30 days; ≤ 2% of ending inventory >45 days old	Claims report submitted by health plan	Monthly

• Encounter Data Reporting	Timely and complete encounter data submission by the 15th of the month	Timely and Complete	MDCH Data Exchange Gateway (DEG)	Monthly

• Provider File Reporting	Timely provider file update/submission before the last Tuesday of the month	Monthly submission	MI Enrolls	Monthly

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ATTACHMENT E

MODEL HEALTH PLAN/HOSPITAL CONTRACT